Exhibit 10.4

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO NEW SENIOR INVESTMENT INC. IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[**REDACTED**].”

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLER

AND

EACH PARTY LISTED AS A “PURCHASER” ON SCHEDULE I

AS PURCHASER

DATED: OCTOBER 31, 2019

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1

ARTICLE II PURCHASE AND SALE & PURCHASE PRICE		1
2.1	Purchase and Sale	1
2.2	Purchase Price	2

ARTICLE III ESCROW PROVISIONS		2
3.1	Escrow Agent as Stakeholder Only	2
3.2	Escrow Agent Acknowledgement	3
3.3	Deposit Escrow Account	3

ARTICLE IV DUE DILIGENCE; TITLE		3
4.1	Inspection of the Properties	3
4.2	Property Documents	4
4.3	Permitted Exceptions	4
4.4	Existing Security Documents/Monetary Liens/Voluntary Encumbrances	5
4.5	Employees	6
4.6	Subsequently Disclosed Exceptions	6
4.7	Notices of Commencement	7
4.8	[**REDACTED**]	7
4.9	Replacement Title Company	7

ARTICLE V CLOSING		7
5.1	Closing Date	7
5.2	Seller Closing Deliveries	9
5.3	Purchaser Closing Deliveries	11
5.4	Closing Prorations and Adjustments	12
5.5	Post-Closing Adjustments	15
5.6	Closing Costs	16
5.7	Possession	16
5.8	Survival	17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		17
6.1	Seller’s Representations	17
6.2	AS-IS	21
6.3	Representations and Warranties of Purchaser	23

ARTICLE VII ADDITIONAL COVENANTS/AGREEMENTS OF SELLER AND PURCHASER		24
7.1	Interim Operations	24
7.2	Tax Reduction Proceedings	27
7.3	Termination of Affiliate Agreements	28
7.4	Termination of Management Agreements	28
7.5	Trademarks	28

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7.6	State and Local Requirements of Transfer	28
7.7	Property Appraisals	28
7.8	Tax Clearance Certificates	29
7.9	Barkley Project	30
7.10	Intentionally Omitted	30
7.11	Florida Generator Installation	30
7.12	Additional Covenants	30

ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		32
8.1	Purchaser’s Conditions to Closing	32
8.2	Seller’s Conditions to Closing	33

ARTICLE IX INDEMNIFICATION & SURVIVAL PROVISIONS		34
9.1	Effective Date; Survival	34
9.2	Indemnification by Seller	34
9.3	Indemnification by Purchaser	35
9.4	Limitations on Indemnification	35
9.5	Indemnification Procedures	35
9.6	Tax Treatment	37
9.7	Exclusive Remedy	37
9.8	Manner of Payment	37
9.9	Brokerage	37

ARTICLE X DEFAULT AND REMEDIES		37
10.1	Purchaser Default	37
10.2	Seller Default	39
10.3	Partial Termination	39

ARTICLE XI CASUALTY; EMINENT DOMAIN		39
11.1	Minor Casualty	39
11.2	Major Casualty	40
11.3	Minor Condemnation	40
11.4	Major Condemnation	40
11.5	Removal of Affected Property	41

ARTICLE XII STATE SPECIFIC PROVISIONS		41
12.1	Mississippi Withholding Tax	41
12.2	ORS 93.040 Disclaimer	41
12.3	Pennsylvania Provisions	42
12.4	New Hampshire Statutory Disclosures	43
12.5	Texas Statutory Disclosures	43
12.6	Florida Radon Disclosures	43
12.7	California State Provisions	43
12.8	Georgia Provisions	45
12.9	Arizona Provisions	45

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ARTICLE XIII MISCELLANEOUS		46
13.1	Binding Effect of Agreement	46
13.2	Exhibits; Schedules; Annexes	46
13.3	Assignability	46
13.4	Captions	46
13.5	Number and Gender of Words	46
13.6	Notices	46
13.7	Governing Law and Venue	47
13.8	Guarantor	48
13.9	Entire Agreement	49
13.10	Amendments	49
13.11	Severability	49
13.12	Multiple Counterparts/Facsimile Signatures	49
13.13	Construction	49
13.14	Confidentiality/Press Releases	50
13.15	Time of the Essence	50
13.16	Waiver	50
13.17	Time Periods	51
13.18	No Personal Liability of Officers, Trustees or Directors	51
13.19	No Recording	51
13.20	Relationship of Parties	51
13.21	Survival	51
13.22	Multiple Purchasers	51
13.23	Multiple Sellers	51
13.24	WAIVER OF JURY TRIAL	52
13.25	Principles of Construction	52
13.26	Post-Closing Cooperation	52

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Form of Bill of Sale
Exhibit C	Form of General Assignment and Assumption
Exhibit D	Form of Resident Agreements Assignment
Exhibit E	Form of Title Affidavit
Exhibit F-1	Form of Resident Notification
Exhibit F-2	Form of Vendor Notification
Exhibit G	Affiliate Agreements
Exhibit H-1	Form of Seller’s Bring Down Certificate
Exhibit H-2	Form of Purchaser’s Bring Down Certificate
Exhibit I	Intentionally Omitted
Exhibit J-1	Interim Sublease
Exhibit J-2	Assignment of Management Agreement
Exhibit K	[**REDACTED**]
Exhibit L	Allocation of Closing Costs
Exhibit M	Assigned Contracts
Exhibit N	FIRPTA Affidavit
Exhibit O	Intentionally Omitted
Exhibit P	[**REDACTED**]
Exhibit Q	Assignment of Lease
Exhibit R	New Hampshire Statutory Disclosures
Exhibit S	Forms of Deeds
Exhibit T	Texas Municipal Utility District Notice

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SCHEDULES

Schedule I	Sellers; Purchasers; Property Names and Addresses
Schedule II	Managers & Management Agreements
Schedule III	Seller Title Obligations
Schedule 5.2.22	Seller Estoppels
Schedule 5.4.9	Capital Improvement Projects
Schedule 6.1.3	Proceedings
Schedule 6.1.4(a)	Property Contracts
Schedule 6.1.4(b)	Contract Defaults
Schedule 6.1.8	Rent Rolls
Schedule 6.1.10	Violations
Schedule 6.1.13	Rights and Options
Schedule 6.1.14	Required Consents
Schedule 6.1.15(a)	Permits and Operating Licenses
Schedule 6.1.15(b)	Third Party Payor Programs
Schedule 6.1.17	Property Statements
Schedule 7.9	Barkley Project
Schedule 7.11	Florida Generator Projects
Schedule 7.12.2	Licensing Survey Issues

ANNEXES

Annex 1	Defined Terms

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of October, 2019 (the “Effective Date”), by and among each party listed as a “PropCo Seller” on Schedule I attached hereto and made a part hereof, having a principal address at c/o New Senior Investment Group Inc., 1345 Avenue of the Americas, New York, New York 10105 (individually or collectively, as the context requires, jointly and severally “PropCo Seller”) and each party listed as an “OpCo Seller” on Schedule I attached hereto and made a part hereof, having a principal address at c/o New Senior Investment Group Inc., 1345 Avenue of the Americas, New York, New York 10105 (individually or collectively, as the context requires, jointly and severally “OpCo Seller” and, together with PropCo Seller, individually or collectively as the context may require, jointly and severally, “Seller”) and each party listed as a “Purchaser” on Schedule I, having a principal address at One Seagate, Suite 1500, Toledo, Ohio 43604 (individually or collectively, as the context requires, “Purchaser”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

RECITALS

Each PropCo Seller owns the real property identified as being owned by such PropCo Seller on Schedule I (or, in the case of Glen Riddle, owns a portion of the Glen Riddle property and leases a portion of that certain real property that constitutes the premises under the Glen Riddle Lease (such leased property, the “Glen Riddle Leased Property”)), as each such property is more particularly described in Exhibit A attached hereto and made a part hereof, together with the Improvements (as hereinafter defined) and certain related property located thereon, which properties are identified by their addresses and the names by which they are commonly known as set forth on Schedule I, and each OpCo Seller owns certain personal property associated with the Property listed next to its name on Schedule I, and PropCo Seller desires to sell, and Purchaser desires to purchase, such real properties, together with the Improvements and certain related property, and each OpCo Seller desires to sell, and Purchaser desires to purchase, such personal property, in all cases, on the terms and conditions set forth below.

ARTICLE I

DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement shall have the meaning set forth in Annex 1 attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND SALE & PURCHASE PRICE

2.1    Purchase and Sale. Seller agrees to sell and convey a fee interest in the Properties (or, in the case of the Glen Riddle Leased Property, a leasehold interest therein) to Purchaser and Purchaser agrees to purchase the Properties from Seller, all in accordance with the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Properties shall not include any of the Sellers’ right, title and interest in (i) any Property Contracts other than the Assigned Contracts and (ii) subject to Section 7.5, the Excluded Assets. Subject to Section 7.5, for the avoidance of doubt, Seller and Purchaser hereby agree that all right, title and interest in and to the Seller Marks form a part of the Excluded Assets and that, from and after the Closing, Purchaser shall not have any right, title or interest in or to the Seller Marks, and Purchaser further shall not use the Seller Marks for any purpose.

2.2    Purchase Price. The total purchase price (“Purchase Price”) for the Properties shall be an amount equal to $385,000,000.00, subject to prorations and/or adjustments required by this Agreement, payable by Purchaser as follows:

2.2.1    On or before 5:00 p.m. (Eastern) on the date that is three (3) Business Days after the Effective Date, TIME OF THE ESSENCE, and as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to Fidelity National Title Insurance Company (Attn: Suzanne A. Rippel) (“Escrow Agent” or “Title Company”) a deposit in the amount of $7,700,000.00 (together with income and interest accrued thereon and as the same may be increased in accordance with Section 5.1, the “Deposit”) by wire transfer of immediately available funds in accordance with the wire instructions attached hereto as Exhibit K. Following the Initial Closing, the Deposit for all purposes hereunder shall be deemed to be only such portion of the Deposit that remains in the Deposit Escrow Account pursuant to Section 5.1.3.

2.2.2    The Purchase Price less the Deposit, subject to adjustment in accordance with Section 5.4, shall be paid to and received by Escrow Agent by wire transfer of immediately available funds no later than 2:00 p.m. (Eastern) on the Closing Date.

2.2.3    If an Excluded Property is to be removed from the Property in accordance with Section 4.8.3, 5.1.2 or 11.5, the Purchase Price shall be reduced as follows: (i) first, a percentage, expressed as a fraction, shall be determined, the numerator of which shall be the Single Property Appraised Value for such Excluded Property and the denominator of which shall be the Total Appraised Value (such percentage, the “EP Percentage”), (iii) second, the percentage reduction in the Purchase Price shall be determined by subtracting the EP Percentage from 1 (such amount, the “Purchase Price Reduction Percentage”) and (iii) last, the Purchase Price shall be multiplied by the Purchase Price Reduction Percentage and such amount shall be the reduced Purchase Price.

2.2.4    All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.5    The provisions of this Section 2.2 shall survive the Closing.

ARTICLE III

ESCROW PROVISIONS

3.1    Escrow Agent as Stakeholder Only. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its fraud, gross negligence, willful misconduct or breach of its obligations under this Agreement. Seller and

Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all out-of-pocket costs and expenses and claims, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

3.2    Escrow Agent Acknowledgement. The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Purchaser.

3.3    Deposit Escrow Account.

3.3.1    The Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account reasonably approved by Seller and Purchaser (the “Deposit Escrow Account”). All investments of the Deposit shall be subject to the approval of Purchaser.

3.3.2    The Escrow Agent shall hold the Deposit in escrow in the Deposit Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 3.3.2. Seller and Purchaser understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Deposit Escrow Account. At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, Seller. If the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall, within twenty-four (24) hours thereof give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

ARTICLE IV

DUE DILIGENCE; TITLE

4.1    Inspection of the Properties.

4.1.1    Seller hereby grants to Purchaser, from the Effective Date until the earlier to occur of the Closing and a termination of this Agreement (such period, the “Executory Period”), the right, license, permission and consent for Purchaser and Purchaser’s employees, representatives, agents, consultants, and/or independent contractors (collectively, the “Purchaser Parties”) to enter upon each Property for the purposes of performing, at Purchaser’s sole cost and expense, the Investigations (as defined in the Access Agreement), subject to and in accordance with the terms of Sections 1 and 2 of the Access Agreement, which terms are hereby incorporated herein by reference as if fully set forth herein, except that (i) the “Review Period” (as defined in the Access Agreement) shall be deemed to be the Executory Period for all purposes and (ii) the “Seller” under the Access Agreement shall be deemed to refer to Seller and the “Purchaser” under the Access Agreement shall be deemed to refer to Purchaser. Seller and Purchaser agree that, notwithstanding anything contained in the Access Agreement to the contrary, the terms and provisions of Sections 1 and 2 of the Access Agreement shall survive any termination of the Access Agreement and upon a termination of this Agreement prior to the Closing, Purchaser’s obligations under Sections 1(e), 1(g) and (h) of the Access Agreement shall survive such termination.

4.2    Property Documents. Prior to the Effective Date, with respect to each Property, Purchaser has obtained and delivered a copy to Seller of (i) a standard form commitment or preliminary title report (each a “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”) and (ii) a survey (collectively, the “Surveys”).

4.3    Permitted Exceptions. The Deed delivered with respect to each Property (or Assignment of Lease for the Glen Riddle Leased Property) pursuant to this Agreement shall be subject only to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Property:

4.3.1    Liens for current real estate taxes, personal property taxes and assessments which are not yet due and payable, and are subject to the prorations and adjustments pursuant to Section 5.4.4;

4.3.2    All Resident Agreements and all Commercial Leases existing as of the Closing Date;

4.3.3    Subject to Section 4.8 and Section 7.1.10, any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Properties, including, without limitation, all Environmental Laws, all zoning, land use and building laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions;

4.3.4    The state of facts disclosed on the Surveys;

4.3.5    All covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Properties; provided, that such covenants, restrictions and utility company rights, easements, franchises or other rights do not materially and adversely affect any Property or its use and/or operations;

4.3.6    All other matters which, pursuant to the terms of this Agreement, are expressly deemed to be Permitted Exceptions;

4.3.7    Such other exceptions as the Title Company shall commit to insure over without any additional cost or liability to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or made pursuant to an endorsement to the title policy;

4.3.8    Any matters, defects in or objections to title to the Properties, or title exceptions or encumbrances, arising by, through, under, on behalf of or due to the fault of Purchaser, its Affiliates or any Purchaser Party acting on behalf of Purchaser; provided, that such Affiliates are Affiliates at the time such matter, defect, objection or title exception or encumbrance occurs or arises;

4.3.9    Any exceptions set forth on Schedule B to each Title Commitment delivered prior to the Effective Date, other than all Must Cure Exceptions and all Mortgages; and

4.3.10    Liens of supplemental and/or escaped taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code.

4.4    Existing Security Documents/Monetary Liens/Voluntary Encumbrances.

4.4.1    It is understood and agreed that, notwithstanding anything herein to the contrary, (i) any deed of trust and/or mortgage recorded against any Property or any portion thereof which secures any Indebtedness for borrowed money and/or any related security agreement or instrument which evidences or secures Indebtedness of Seller (each, a “Mortgage”) shall not be deemed a Permitted Exception, and shall be paid off, satisfied, discharged and/or cured at or prior to Closing, (ii) without being subject to the Removal Cap Amount, Seller shall Remove all Must Cure Exceptions prior to the Closing Date and (iii) Purchaser shall have no obligation to object to Mortgages or Must Cure Exceptions in order to cause Seller to Remove the same. At Closing, Seller will use the proceeds from this Agreement to pay off each Mortgage to the extent necessary to release any lien or encumbrance on any Property.

4.4.2    Notwithstanding anything contained herein to the contrary, Seller shall remove all Monetary Liens recorded against the Properties and Purchaser shall have no obligation to object to any Monetary Lien as a New Exception in order to cause Seller to Remove the same; provided, that, if the aggregate liability (or potential liability) with respect to all Monetary Liens recorded against all of the Properties shall exceed Five Million Dollars ($5,000,000) (the “Removal Cap Amount”, and any such matters giving rise to such excess amounts, the “Removal Cap Matters”), Seller shall have no obligation under this Agreement to expend more than the Removal Cap Amount to cure Monetary Liens and may refuse to Remove the Removal Cap Matters (but shall be obligated to Remove whatever matter or matters may be removed by payment of up to the Removal Cap Amount). If Seller refuses or fails to Remove any Removal Cap Matters at or prior to the Closing (any such Removal Cap Matter that is not so Removed prior to Closing, an “Outstanding Removal Cap Matter”), Purchaser may, as its exclusive remedy elect by delivery of written notice to Seller to either (i) terminate this Agreement, in which case the Escrow Agent shall promptly return the Deposit to Purchaser, this Agreement shall terminate automatically and be of no further force or effect and the parties hereto shall have no further obligation to the other except for those obligations specifically surviving the termination of this Agreement, or (ii) accept all Outstanding Removal Cap Matters (other than such matters which can be removed by payment of amounts up to the Removal Cap Amount) as Permitted Exceptions and proceed with the Transactions without a reduction in the Purchase Price, in which case all Outstanding Removal Cap Matters shall be and become the sole obligation of Purchaser following the Closing. The failure of Purchaser to make any such election within the earlier to occur of ten (10) Business Days after receipt of written notice of Seller’s election not to Remove all Outstanding Removal Cap Matters and the Closing Date, shall be deemed an election by Purchaser under clause (i) above.

4.4.3    Notwithstanding anything contained herein to the contrary, Seller shall not cause or suffer any Voluntary Encumbrances recorded against the Properties and, in the event that Seller causes or suffers any such Voluntary Encumbrances, Purchaser shall have no obligation to object to any Voluntary Encumbrances as a New Exception in order to cause Seller to Remove the same. “Voluntary Encumbrances” shall mean any title exceptions affecting the Property that are created by Seller through the execution by Seller of one or more instruments creating or granting such title exceptions, or otherwise created at the direction of Seller, after the Effective Date; provided, however, that the term “Voluntary Encumbrances” as used in this Agreement shall not include any Permitted Exceptions.

4.5    Employees. Purchaser shall have the right (but not the obligation) to cause an Affiliate thereof to contact, interview, screen (including, without limitation, a drug test, a credit check, a background check and a functional capacity test), and offer employment to, the Property Employees during the period between the date hereof and Closing, and Seller shall, and shall cause the Managers to, reasonably cooperate with Purchaser in connection with the same. Purchaser shall notify Seller of any such Property Employee to whom Purchaser will not offer employment. From and after Closing and prior to the first (1st) anniversary of the date of the Closing, Seller and their respective Affiliates shall not, and Seller shall direct each Manager not to (to the extent of Seller’s rights to so direct the Manager pursuant to the terms of the applicable Management Agreement), directly or indirectly, solicit or attempt to solicit or induce any Property Employee hired by Purchaser or any other employee of Purchaser or its Affiliates to work, perform services, and/or act as an independent contractor and/or a consultant for Seller and/or any Affiliate of Seller. To the extent applicable, Seller shall, and shall cause any Affiliate thereof which employs the Property Employees, to comply with the WARN Act under federal and state laws; and if applicable, Seller shall provide Purchaser with a copy of all WARN Act notices to the Property Employees prior to the expiration the Closing. Seller hereby agrees to indemnify, defend and hold harmless Purchaser and any Affiliate thereof against any claims, damages, losses, demands, payments, suits, actions, judgments and expenses (including attorney’s fees, expenses and costs) arising out of or relating to the failure to comply with the WARN Act to the extent arising prior to the Closing. At Closing, Purchaser shall, or shall cause its manager to, offer employment, on an “at will” basis, to a sufficient number of Property Employees so as to avoid triggering liability under the WARN Act. This Section 4.5 shall survive the Closing indefinitely.

4.6    Subsequently Disclosed Exceptions. At any time after the Effective Date but prior to the Closing, Purchaser may order any updates, continuations of, and supplements to, any of the Title Commitments or Surveys (each, a “Title Update”). If any Title Update discloses any additional item(s) (i) not caused by or the result of any act or omission or fault of Purchaser, Purchaser’s Affiliate(s) or any Purchaser Party, and (ii) which are not disclosed on any version of, or update to, any of the Title Commitments, Surveys or Title Updates previously delivered to Purchaser (each, a “New Exception”), Purchaser shall notify Seller in writing of Purchaser’s approval or disapproval of such New Exception not later than the date that is the earlier of (i) ten (10) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date (the “New Exception Review Period Expiration Date”). If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception prior to the New Exception Review Period

Expiration Date (but in any event prior to Closing), such New Exception shall be deemed to be a Permitted Exception. If Purchaser disapproves of the New Exception prior to the New Exception Review Period Expiration Date, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to attempt to Remove the New Exception (and Seller shall have the right to adjourn the Closing Date for a period of up to five (5) days in order to make such election). If Seller elects to attempt to Remove the New Exception, Seller shall be entitled to any reasonable adjournments of the Closing Date to Remove the New Exception, not to exceed thirty (30) days in the aggregate. If Seller fails to deliver a written notice of its election to Purchaser prior to the date that is five (5) days after receipt of Seller’s written notice of disapproval of any New Exception, Seller shall be deemed to have elected not to Remove the New Exception. If Seller does not elect to Remove any New Exception, is deemed to have made such an election, or Seller fails to Remove any New Exception prior to the Closing Date, Purchaser may, as its exclusive remedy elect to either (i) terminate this Agreement in its entirety and receive a return of the Deposit from the Escrow Agent, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (ii) waive its objection to the New Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved the New Exception and such New Exception shall be a Permitted Exception. If Purchaser fails to timely notify Seller in writing of its election in accordance with the foregoing sentence, the same shall be deemed to be an election under clause (i) of the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 4.6, if Purchaser consummates this Agreement, Purchaser shall be deemed to have accepted any New Exception as a Permitted Exception and shall have no further rights or remedies with respect to such New Exception.

4.7    Notices of Commencement. At Closing, with respect to each notice of commencement set forth on Schedule III hereto, at Seller’s option, (i) Seller shall deliver a notice of termination or other documents in form reasonably acceptable to the Title Company necessary to remove such notice of commencement from record against title or (ii) Title Company shall commit to insure over such notice of commencement without any additional cost or liability to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or made pursuant to an endorsement to the title policy.

4.8    [**REDACTED**].

4.9    Replacement Title Company. If the Title Company is unwilling to remove any Must Cure Exception, Monetary Lien or New Exception that another major national title insurance company selected by Seller (on a direct basis and not through an agent) would be willing to remove, then Seller may substitute such major national title insurance company for the Title Company with respect to the affected Property only.

ARTICLE V

CLOSING

5.1    Closing Date.

5.1.1    Subject to the terms of this Agreement and satisfaction (or waiver) of the conditions to Closing set forth in Article VIII, the “Scheduled Closing Date” shall mean

January 10, 2020, or such other date as may be mutually acceptable to Seller and Purchaser or as extended as provided herein. Either party shall have the one-time right to postpone the Scheduled Closing Date, for any reason, to a date that is not greater than thirty (30) days after the then Scheduled Closing Date (the date that is one hundred (100) days after the Effective Date, being the “Initial Extended Date”), provided such party delivers notice of such extension to the other party no later than three (3) Business Days prior to the then Scheduled Closing Date. In addition to the foregoing extension right, (i) Purchaser shall have a one-time right to postpone the then Scheduled Closing Date (each, a “Purchaser Licensing Extension”), for the purpose of complying with the provisions of Section 8.2.5, to a date that is not greater than thirty (30) days after the then Scheduled Closing Date, provided (x) Purchaser delivers notice of such extension to Seller no later than three (3) Business Days prior to the then Scheduled Closing Date and (y) together with the notice described in clause (x), Purchaser deposits with the Escrow Agent an additional $3,850,000 with respect to each such extension, which shall be held by the Escrow Agent as part of the Deposit for all purposes under this Agreement and (ii) Seller shall have a one-time right to postpone the then Scheduled Closing Date for the purpose of complying with the provisions of Section 8.1.5 to a date that is not greater than thirty (30) days after the Initial Extended Date. Any Closing shall occur through an escrow with Escrow Agent, whereby Seller, Purchaser and their respective attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. “Closing Date” shall mean the date on which the Closing actually occurs hereunder with respect to each applicable Property.

5.1.2    In the event that on the then Scheduled Closing Date or such earlier date as Purchaser is required to give notice under this Section 5.1.2, (i) the conditions to Closing set forth in Article VIII (excluding Section 8.1.5 and Section 8.2.5) are satisfied in full (other than such conditions to Closing that are satisfied by their terms on the Closing Date), and (ii) with respect to one or more Properties, the condition set forth in Section 8.1.5 has not been, and will not be at Closing, satisfied in full other than as a result of a breach by Purchaser of its obligations pursuant to Section 7.1.10 (each, a “Failed License Property”), then, in addition to the extension right set forth in Section 5.1.1, if Purchaser is not entitled to extend Closing pursuant to Section 5.1.1 (including by having previously exercised Purchaser’s extension rights), Purchaser may, by delivery of written notice to Seller no later than two (2) Business Days prior to the then Scheduled Closing Date, elect to remove any Failed License Property for all purposes hereunder, effective immediately prior to Closing, and, on the Closing Date, such Property shall be deemed an “Excluded Property” hereunder; provided that, if the condition to Closing set forth in Section 8.1.5 is satisfied in full at the Closing, then such Property shall not be deemed an “Excluded Property”. In such event that a Failed License Property is deemed an Excluded Property, (a) the parties shall proceed to Closing on the then Scheduled Closing Date, (b) the Purchase Price shall be reduced in accordance with Section 2.2.3 below, (c) this Agreement shall be deemed modified to exclude such Excluded Properties and all personal property pertaining thereto from the definition of Properties and (d) Purchaser and Seller shall have no further obligations or liabilities with respect to such Excluded Properties hereunder other than those obligations and liabilities expressly stated to survive the termination of this Agreement.

5.1.3    In the event that on the then Scheduled Closing Date, (i) the conditions to Closing set forth in Article VIII (excluding Section 8.1.5 and Section 8.2.5) are satisfied in full (other than such conditions to Closing that are satisfied by their terms on the Closing Date), (ii) the condition set forth in Section 8.1.5 has not been, and will not be at Closing, satisfied in full solely as a result of one or more Failed License Properties, and (iii) Purchaser is entitled to extend Closing pursuant to Section 5.1.1 and does not so elect to extend Closing, then (x) Purchaser shall not be entitled to terminate this Agreement as a result of the failure of the condition set forth in Section 8.1.5, (y) Seller and Purchaser shall consummate the Closing as otherwise required hereunder with respect to all Properties that are not Failed License Properties (the “Initial Closing”), and (z) the Closing with respect to the Failed License Property or Properties shall be deferred until March 9, 2020 (or such other earlier date agreed by Purchaser and Seller, the “Deferred Closing Date”), subject to the satisfaction of the conditions to Closing set forth herein (the “Deferred Closing”). In connection with the Initial Closing, the Purchase Price payable at the Initial Closing shall be reduced in accordance with Section 2.2.3 below, the conditions to Closing shall be modified to apply to exclude any such Failed License Properties, and a pro rata portion of the Deposit applicable to the Properties conveyed at the Initial Closing (based on the pro rata portion of the Purchase Price paid at the Initial Closing) shall be applied for payment of the portion of the Purchase Price paid at the Initial Closing, with the remaining unapplied portion of the Deposit retained in escrow in accordance with the terms herein. At the Deferred Closing, Seller shall pay the remaining unpaid portion of the Purchase Price and the remaining portion of the Deposit shall be applied for payment of the Purchase Price. With respect to the period following the Initial Closing and continuing until the Deferred Closing (or termination of this Agreement in accordance with the terms herein), the pre-Closing representations, warranties and covenants of Purchaser and Seller hereunder shall be deemed modified to apply only to the Failed License Properties, mutatis mutandis. If, on the Deferred Closing Date, one or more Properties remains a Failed License Property, then (a) the parties shall proceed to the Deferred Closing on the Deferred Closing Date with respect to all Properties that are not Failed License Properties, (b) the Purchase Price paid at the Deferred Closing shall be reduced in accordance with Section 2.2.3 below, and a pro rata portion of the Deposit applicable to the Properties to be conveyed at the Deferred Closing shall be applied against the Purchase Price in accordance with the terms herein, and (c) with respect to the Failed License Property only, Purchaser’s right to designate such Failed License Property as an “Excluded Property” pursuant to Section 5.1.2 and the termination provisions of Article X shall apply, and the pro rata portion of the Deposit applicable to the Failed License Property shall be distributed in accordance with Article X.

5.2    Seller Closing Deliveries. Seller shall execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent) each of the following items at or prior to the Closing:

5.2.1    A Deed for each of the Lands and the related Improvements (or an Assignment of Lease for the Glen Riddle Leased Property and the Improvements thereon), subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit B.

5.2.3    A General Assignment and Assumption in the form attached as Exhibit C from each OpCo Seller (collectively, the “General Assignment”).

5.2.4    An Assignment and Assumption of Resident Agreements in the form attached as Exhibit D from each OpCo Seller (collectively, the “Resident Agreements Assignment”).

5.2.5    A FIRPTA affidavit for each Seller in the form of Exhibit N attached hereto, and with respect to any Property located in California, a California Form 593-C, Real Estate Withholding Certificate.

5.2.6    A certificate in the form of Exhibit H-1 attached hereto (“Seller’s Bring Down Certificate”).

5.2.7    The closing statement prepared by the Title Company, which shall include such prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”).

5.2.8    A title affidavit for each Property in the form of Exhibit E annexed hereto.

5.2.9    A form W-9 for each Seller.

5.2.10    All applicable 1099-S forms relating to the Transactions.

5.2.11    Notification letters to all Residents prepared and executed by Seller in the form attached hereto as Exhibit F-1.

5.2.12    Notification letters to all vendors of Assigned Contracts prepared and executed by Seller in the form attached hereto as Exhibit F-2.

5.2.13    With respect to each of the Lands and the related Improvements, any applicable sales tax, real property transfer tax forms and returns, withholding statement or certificate, transfer declaration, ownership information or other similar disclosure forms or reports required by the laws of the State where such Land is located or any other applicable Governmental Authority in connection with the Closing.

5.2.14    Any compliance certificates, tax clearance certificates, tax good standings or other similar documentation for tax clearance of the applicable Seller, to the extent received by Seller prior to Closing or required by applicable Law in order to effect the Closing as contemplated hereunder, with respect to any sales, withholding, income or other Taxes, or required pursuant to any bulk sales laws with respect to any Seller that is the owner or ground lessor of any Property.

5.2.15    Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Seller’s authority to consummate the Transactions.

5.2.16    An updated Rent Roll for each Property effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that factual changes to the content of such updated Rent Roll during the Executory Period that are not a breach of this Agreement shall in no event expand or modify the conditions to Purchaser’s obligation to close the Transactions as specified under Section 8.1.

5.2.17    An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date, and a certificate from Seller confirming that Seller has delivered to Purchaser a true, correct and complete copy of the list of Property Contracts in effect as of such date delivered by the applicable Manager to Seller.

5.2.18    Not more than one (1) Business Day prior to the Closing Date: (i) a list of all litigation matters pending, and to Seller’s Knowledge, threatened, against any Seller or any Property, and a certification that there are no actions, proceedings, litigation or governmental investigations either pending, or to Seller’s Knowledge, threatened in writing against any Seller, any Property or, to Seller’s Knowledge, any Manager, that have had, or would reasonably be expected to have, a Material Adverse Effect, and (ii) a certificate from Seller confirming that Seller has delivered to Purchaser a true, correct and complete copy of all Property Statements and Rent Rolls delivered by any Manager to Seller between the Effective Date and the Closing Date.

5.2.19    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable Law to be executed by Seller or otherwise reasonably necessary in order to consummate the Transactions.

5.2.20    Proof that Seller has bound and paid for a customary tail to the existing insurance policies of Seller with respect to the Properties for a period of not less than three (3) years (the “Seller Tail Policy”).

5.2.21    To the extent required pursuant to Section 7.1.10.2, an Assignment of Management Agreement and/or an Interim Arrangement and Interim Sublease.

5.2.22    With respect to each of the agreements set forth on Schedule 5.2.22, an estoppel certificate, duly executed by Seller, for the benefit of Purchaser and Purchaser’s lenders at Closing, stating that, to Seller’s Knowledge, (i) there is no uncured default, or event that with the passage of time or the giving of notice, or both, would constitute a default, exists under such agreements on the part of Seller, or to Seller’s knowledge, on the part of any other party to such agreement, and (ii) there are no assessments, costs, fees or expenses due and owing on behalf of Seller pursuant to such agreement.

5.3    Purchaser Closing Deliveries. Except for the balance of the Purchase Price, which is to be delivered at the time specified in Section 2.2.3, Purchaser shall execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent), each of the following at or prior to the Closing:

5.3.1    Purchaser’s counterpart signature to the Closing Statement.

5.3.2    Countersigned counterparts of the General Assignment.

5.3.3    Countersigned counterparts of the Resident Agreements Assignment.

5.3.4    An executed certificate in the form of Exhibit H-2 attached hereto (“Purchaser’s Bring Down Certificate”).

5.3.5    Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Purchaser’s authority to consummate the Transactions.

5.3.6    Countersigned counterparts of transfer tax forms required to be executed by Purchaser.

5.3.7    Such notices, transfer disclosures, preliminary changes of ownership reports, affidavits or other similar documents that are required by applicable Law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the Transactions.

5.3.8    To the extent required pursuant to Section 7.1.10.2, an Assignment of Management Agreement and/or an Interim Arrangement and Interim Sublease.

5.4    Closing Prorations and Adjustments.

5.4.1    General. All customarily proratable items, including, without limitation, collected rents, operating expenses (including any prepaid expenses (e.g., annual advertising fees), real and personal property taxes and other operating expenses and fees (collectively, “Proratable Items”)), shall be prorated all as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date in accordance with the provisions of this Section 5.4, as set forth on the Closing Statement, the parties agreeing that Seller shall be responsible and charged for all of the Proratable Items attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Purchaser shall be responsible and charged for all of the Proratable Items attributable to the period on and after the Closing Date. All costs and expenses shall be prorated on an accrual basis.

5.4.2    Management Agreement Charges. Other than any management and termination fees payable under the Management Agreements, at Closing, Seller shall pay the charges and payments (including the reimbursement of expenses) due and owing as of the Closing Date under all Management Agreements, including amounts that Manager owes to service providers and vendors who provided services to the Properties for the period prior to the Closing Date.

5.4.3    Utilities. A proration for utilities shall be made based upon the most recently ascertainable bills. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company. Seller shall notify each utility company serving a Property to terminate Seller’s account, effective as of the Closing. Seller shall have no responsibility or liability for Purchaser’s failure to arrange utility service for any Property in name directed by Purchaser as of the Closing.

5.4.4    Real Estate Taxes. Any real estate ad valorem or similar Taxes levied or assessed against the Properties for the tax year in which the Closing occurs, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved; provided, however, that with respect to each Property located in the Commonwealth of Pennsylvania and the State of California, such prorations of real estate ad valorem or similar Taxes shall be based on the fiscal year of the applicable taxing authority. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the calendar year or fiscal year, as applicable, based on the term for which real estate ad valorem or similar Taxes are assessed against real property, in which the Closing occurs to the extent the same are available;

provided, however, that in the event that actual figures (whether for the assessed value of any Property or for the tax rate) for the applicable year in which Closing occurs are not available on the Closing Date, the proration with respect to such Property shall be made using a prior installment payment for such calendar year or fiscal year, as applicable or figures from the preceding calendar year, as applicable.

5.4.5    Assigned Contracts. Purchaser shall assume at Closing the obligations arising from and after the Closing Date under the Assigned Contracts, subject to the proration of operating expenses pursuant to Section 5.4.1; provided that, (i) no proration shall be made with respect to any Violations Cure Contracts and Purchaser’s sole recourse following Closing with respect thereto shall be a claim against funds in the Post-Closing Violations Escrow pursuant to Section 4.8.2 and (ii) no proration will be made with respect to Capital Improvement Projects, which are addressed in Section 5.4.9.

5.4.6    Resident Agreements/Commercial Leases. All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Residents under the Resident Agreements, and any income and revenues from any portion of the Properties (including in connection with any Commercial Lease)) shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or year, as applicable) which shall have elapsed as of the Closing Date. Purchaser shall receive all collected rent, income and revenues attributable to dates from and after the Closing Date. Seller shall receive all collected rent, income and revenues received by Seller prior to the Closing Date to the extent attributable to the period prior to the Closing Date. At Closing, Seller shall not receive a credit in the amount of any Uncollected Rent outstanding as of the Closing Date except that if the Closing occurs prior to the date on which the rent payable for the month in which the Closing occurs has been received, Seller shall receive a credit for any Uncollected Rent for such month; provided, that Seller shall not be entitled to a credit for any such Uncollected Rent payable by a Resident that is in default of its obligation to pay rent for any month prior to the month in which the Closing occurs. Following the Closing Date, Seller shall have no right to pursue tenants for any Uncollected Rent and any amounts collected by Purchaser on account of Uncollected Rent shall be the property of Purchaser. If, following the Closing Date, Purchaser collects any rent from any tenant under the Commercial Leases and the Resident Agreements, then, after deducting the reasonable out-of-pocket cost for collection thereof, Purchaser shall, within thirty (30) days of receipt thereof, (i) pay any such amounts to Seller up to, in the aggregate, the amount of the Uncollected Rent from such tenant attributable to the month in which the Closing Date occurs, and then, (ii) after deducting any outstanding rents, revenue or other payments owing by such tenant attributable to the period from and after the Closing Date, pay any such amounts to Seller up to the amount of the Uncollected Rent from such tenant not previously paid by Purchaser to Seller.

5.4.7    Insurance. No proration shall be made in relation to insurance premiums. Insurance policies will not be assigned to Purchaser.

5.4.8    Accounts Receivable. No earlier than five (5) days prior to the Closing Date, Seller shall deliver to Purchaser a report showing all Accounts Receivable then outstanding. At Closing, Seller shall receive a credit in the amount of all Accounts Receivable outstanding as of the Closing Date that are not more than thirty (30) days past due and, following the Closing Date, any amounts collected by Purchaser on account of Accounts Receivable shall be the property of Purchaser.

5.4.9    Capital Improvement Credits.

5.4.9.1    At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $5,000,000 with respect to certain capital improvement projects and repairs to be completed by Purchaser following the Closing in Purchaser’s sole discretion.

5.4.9.2    At Closing, with respect to each capital improvement project set forth on Schedule 5.4.9 hereto other than the Windsor Insured Projects (each, a “Capital Improvement Project”), Purchaser shall receive a credit against the Purchase Price in the amount equal to (i) the estimated cost to complete the Capital Improvement Project as set forth on Schedule 5.4.9 hereto, less (ii) reasonable and reasonably documented out-of-pocket costs and expenses of Seller (a) incurred prior to Closing in connection with such Capital Improvement Project and (b) consistent with the proposed budget as set forth on Schedule 5.4.9 hereto for such Capital Improvement Project; provided that, with respect to each Capital Improvement Project, the foregoing credit shall not be less than zero. Seller shall deliver to Purchaser, no later than ten (10) Business Days prior to the then Scheduled Closing Date, copies of all Property Contract entered into by Seller in connection with each Capital Improvement Project and Purchaser may, in Purchaser’s sole discretion, assume such Property Contracts at Closing by delivery of written notice to Seller within five (5) Business Days prior to the then Scheduled Closing Date.

5.4.10    Windsor Property. With respect to capital improvement projects to be undertaken at the Windsor Property as set forth on Schedule 5.4.9, and Identified with an “*” thereon (the “Windsor Insured Projects”), Seller and Purchaser acknowledge that the Purchaser will continue in the ordinary course to pursue applicable insurance coverage for such projects, and that to the extent Purchaser has procured coverage from the insurer to proceed with such projects prior to Closing, Seller will commence work promptly and continue such work until the Closing Date. If such work is not completed prior to the Closing, Seller agrees to assign all remaining rights to the insurance coverage for the benefit of the Purchaser.

5.4.11    Security Deposits. The amount of any refundable security deposits held (and not yet applied) by Seller, as of the Closing Date, pursuant to the terms of any Resident Agreements, shall be a credit to the cash to be paid by Purchaser at the Closing.

5.4.12    Governmental Program Reimbursements. No earlier than five (5) days prior to the Closing Date, Seller shall deliver to Purchaser a report showing all reimbursement amounts pursuant to any Governmental Program then outstanding and to be accrued prior to the Closing, including (i) all reimbursement amounts requested by Seller (or Manager on behalf of Seller) and (ii) any unrequested reimbursements that are applicable to the period prior to the Closing (collectively, the “Accrued Governmental Program Reimbursements”). At Closing, Seller shall not receive a credit in the amount of any Accrued Governmental Program Reimbursements. Purchaser will use commercially reasonable efforts to collect Accrued Governmental Program Reimbursements attributable to dates prior to the Closing Date (but shall not be required to initiate any lawsuits or expend any material sums in exercising such efforts). Following the Closing Date, any amounts collected by Purchaser on account of Accrued

Governmental Program Reimbursements shall be applied as follows (x) any such Accrued Governmental Program Reimbursements collected by Purchaser following the Closing Date but attributable to dates prior to the Closing Date (after deducting the reasonable, out-of-pocket costs for collection thereof), shall be paid to Seller within thirty (30) days of receipt thereof and (y) all Accrued Governmental Program Reimbursements attributable to the period from and after the Closing Date shall be the property of Purchaser. After the Closing, Purchaser will handle billing for all Accrued Governmental Program Reimbursements for the period prior to and following Closing.

5.4.13    Rollback Taxes. Seller shall pay and be responsible for any “rollback” taxes, tax deferrals or retroactively assessed taxes which arise out of or relate to a change in the use of any Property before the Closing or any improper or inadequate assessment of any Property for the period prior to Closing, which obligation shall expressly survive Closing for a period of three (3) years.

5.4.14    Tax Credit Agreements.

5.4.14.1    Seller shall indemnify, defend and hold harmless Purchaser from and against all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of any breach prior to Closing of that certain Low Income Housing Credit Agreement and Declaration of Restrictive Covenants, recorded at Entry No.: 912008, Book/Page: 1387 / 798, as amended by Amendment to Low Income Housing Credit Agreement and Declaration of Restrictive Covenants, recorded at Entry No.: 925336, Book/Page: 1409-1, as amended by Second Amendment to Low Income Housing Credit Agreement and Declaration of Restrictive Covenants, Entry No.: 1503899, Book/Page: 2480-610 (the “Tax Credit Agreement”), including, without limitation, any act or omission that results in the recapture of tax credits. This Section 5.4.14.1 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to Tax claims and three (3) years with respect to any non-Tax claims.

5.4.14.2    Prior to Closing, Seller shall satisfy all requirements of the Utah Housing Corporation pursuant to the Tax Credit Agreement in order to remedy any “not in good standing” status of the Tax Credit Agreement, and shall take such actions as are required under the Tax Credit Agreement to maintain the “good standing” status of the Tax Credit Agreement through the date of the Closing. Seller shall request from the Utah Housing Corporation to certify to Seller in writing that the Seller is in good standing under the Tax Credit Agreement, and Seller shall use commercially reasonable efforts to obtain written confirmation of such good standing status from the Utah Housing Corporation prior to Closing.

5.5    Post-Closing Adjustments. To the extent applicable, Seller and Purchaser, acting in good faith, shall reconcile with each other within ninety (90) days following the Closing Date or in the case of real estate, ad valorem or similar Taxes any later date that is thirty (30) days following the date that the bill or notice containing the final determination of such Taxes is available (such date, the “Adjustment Date”) adjustments to be made based on the mutual agreement of the parties shall be paid to the party entitled to the benefit of such adjustment within thirty (30) days after the final determination thereof. In the event the parties have not agreed with respect to all adjustments required to be made pursuant to this Section 5.5 within thirty (30) days following expiration of such ninety (90) day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be split equally by the parties, unless one party prevails in all matters relating to such dispute, in which case the party that is not the prevailing party shall pay all charges of such accountant. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to the benefit of such adjustment within thirty (30) days after the Adjustment Date. Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that, following the Closing, Purchaser shall receive a refund of real estate taxes which relates to any period of time all or partly prior to the Closing (whether such refund is made by direct payment or in the form of a credit against future real estate tax obligations), such refund (net of the reasonable, out-of-pocket costs of obtaining such refund, which shall be apportioned in the same percentages as the refund itself) shall be apportioned between the parties in proportion to the amount of time that each party owned the applicable Property during the tax period to which the refund relates, and (ii) subject to the requirements of clause (i) above, neither party shall have any obligation to re-adjust any items after the expiration of the periods set forth in this Section 5.5.

5.6    Closing Costs.

5.6.1    Seller shall be responsible for payment of the following Transactions costs: (i) fees of Seller’s attorneys, accountants and other consultants; (ii) one-half of the fees and expenses for the Escrow Agent and (iii) those costs allocated to Seller in accordance with Section 5.6.3 below.

5.6.2     Purchaser shall be responsible for payment of the following Transactions costs (and shall reimburse Seller, at Closing, to the extent such costs are paid by Seller prior to Closing): (i) all fees of Purchaser’s attorneys, accountants and other consultants; (ii) all fees, costs and expenses in connection with Purchaser’s due diligence, including any third-party reports ordered by Purchaser, (iii) one-half of the fees and expenses for the Escrow Agent; (iv) all costs and expenses in connection with, or relating to, any Purchaser’s applications for, and the issuance of, any and all Operating Licenses (including the preparation of the same); and (v) those costs allocated to Purchaser in accordance with Section 5.6.3 below.

5.6.3    Recording costs, deed or stamp taxes, transfer taxes and/or transfer fees and all other closing costs attributable to any particular Property shall be apportioned between Seller and Purchaser as set forth on Exhibit L.

5.7    Possession. Possession of the Properties, subject to the Resident Agreements, Assigned Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to the terms of Section 5.3. To the extent reasonably available to Seller or, subject to the terms of the applicable Management Agreement, Manager or otherwise in the control of Seller or, subject to the terms of the applicable Management Agreement, Manager, Seller shall make available to Purchaser at each Property on the Closing Date originals or copies of the applicable Resident Agreements, Assigned Contracts, lease files, warranties, guaranties, operating manuals, keys and access codes to such Property, and Seller’s and Manager’s books and records (other than proprietary information) to the extent relating to the Properties (collectively, “Seller’s Property-Related Files and Records”).

Purchaser agrees, to the extent permitted by law, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records relating to the period prior to Closing for purposes of inspection and copying thereof, and (b) use commercially reasonable efforts to reasonably maintain and preserve Seller’s Property-Related Files and Records. If, within ninety (90) days after the expiration of the Records Hold Period, Seller makes a written request of Purchaser for the same, Purchaser will, subject to applicable Law, allow Seller during such ninety (90) day period the right to enter the applicable Property (or such other location where such records are then stored) and copy those of Seller’s Property-Related Files and Records that Seller desires to retain. Following such period, Purchaser may dispose of Seller’s Property-Related Files and Records and Seller shall have no right to object to the same.

5.8    Survival. The terms of this Article V shall survive the termination of this Agreement and the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1    Seller’s Representations. Seller represents and warrants to Purchaser the following, except as expressly set forth in the disclosure schedules attached hereto relating to each applicable representation (collectively, the “Disclosure Schedules”):

6.1.1    Each Seller is validly existing and in good standing under the laws of the state of its formation; and has the entity power and authority to sell and convey each Property owned by such Seller and to execute the documents to be executed by such Seller in connection therewith and has taken all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the applicable Transactions. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any material contract to which Seller is a party or by which Seller is otherwise bound, except, in each case, for any conflict, violation or breach which will not materially adversely affect (A) Seller’s ability to consummate the transactions contemplated by this Agreement, (B) Seller’s interest in the Properties or (C) the operation of the Property, or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Seller or by which Seller or the applicable Property is bound. This Agreement is, and each Ancillary Document at or prior to Closing will be, a valid and binding agreement, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.1.2    No Seller is a “foreign person”, “foreign corporation”, “foreign partnership”, “foreign trust” or “foreign estate”, as each such term is used and defined in the Code.

6.1.3    Other than as described on Schedule 6.1.3, as of the Effective Date, there are no actions, proceedings, litigation or governmental investigations (excluding condemnation actions) either pending, or to Seller’s Knowledge, threatened in writing against any Seller, any Property or, to Seller’s Knowledge, any Manager, that have had, or would reasonably be expected to have, a Material Adverse Effect.

6.1.4    As of the Effective Date, all Property Contracts in effect as of such date are described on Schedule 6.1.4(a) (the “Property Contracts List”) and copies of all such Property Contracts have been made available to Purchaser on the Data Site. Other than matters reflected in the Title Documents, the Affiliate Agreements, the Permits and the Resident Agreements, no Seller is party to any material contract, agreement, lease, license, occupancy agreement, sublease, sublicense or other arrangement relating to the use, ownership, management, operation, leasing, maintenance or repair of any Property owned by such Seller that will be in effect with respect to such Property following the Closing. Seller has made available to Purchaser true, correct and complete copies of the Assigned Contracts on the Data Site. Except as otherwise disclosed on Schedule 6.1.4(b) hereto, to Seller’s Knowledge, none of Seller, any Manager or any other party is in default (beyond the giving of any required notice and the expiration of any applicable cure period) under any of the Assigned Contracts on the Closing Date, except to the extent such default has not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.1.5    Seller is the owner of all material Personal Property located at each Property.

6.1.6    Seller has made available to Purchaser all environmental assessment reports commissioned by Seller or its agents and in Seller’s possession that are dated within five (5) years of the Effective Date. As of the Effective Date, Seller has not received any written notice from any Governmental Authority or any other Person of any material Violation of any applicable Environmental Law relating to the Property that has not been cured.

6.1.7    There are no Affiliate Agreements except as set forth in Exhibit G.

6.1.8    A rent roll as of the date set forth thereon for each Property (each, a “Rent Roll”) is attached hereto as Schedule 6.1.8. The Rent Roll is the rent roll used by Seller in connection with the management and operation of each Property. The Rent Roll is a true, correct and complete copy of the Rent Roll for each Property provided by Manager to Seller and Seller has no Knowledge that any Rent Roll is not true, correct and complete in all material respects.

6.1.9    Seller has made available to Purchaser on the Data Site true, correct, and complete copies of the Resident Agreement Form and each Commercial Lease, and all Resident Agreements with respect to each Property are consistent in all material respects with the applicable Resident Agreement Form.

6.1.10    Other than as described on Schedule 6.1.10, as of the Effective Date, no Seller has received written notice, and to Sellers’ Knowledge, no Manager has received a written notice, from any Governmental Authority with jurisdiction over any Property of any material violation of any Laws applicable to such Property that remains uncured or unresolved (each, a “Violation”).

6.1.11    Except as disclosed in the Title Documents, (i) no Seller has submitted or received written notice of and, to Seller’s Knowledge, no other Person has submitted or received written notice of, in each case as of the Effective Date, an application for the creation of any special taxing district affecting any Property (or any part thereof), or annexation thereby, or inclusion therein and (ii) no Seller has received written notice prior to the Effective Date that any Governmental Authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the applicable Property (or any part thereof).

6.1.12    No Seller has (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or any material portion, of Seller’s assets, which remains pending as of the Effective Date, (D) suffered the attachment or other judicial seizure of all, or any material portion, of Seller’s assets, which remains pending as of the Effective Date, or (E) made an offer of settlement, extension or composition to its creditors generally.

6.1.13    Except as set forth on Schedule 6.1.13, no Seller has granted any option or right of first refusal, first opportunity or first offer or any other similar preemptive right to any party to acquire any fee or ground leasehold interest in any portion of any Property, and to Seller’s Knowledge, no such option or right of first refusal, first opportunity or first offer or any other similar preemptive right exists.

6.1.14    Other than as described on Schedule 6.1.14 (collectively, the “Required Consents”), no consent, approval, order or authorization of, or registration, declaration or filing with, any applicable Governmental Authority is required to be obtained or made by any Seller or any Manager of any Property in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

6.1.15    (a) Set forth on Schedule 6.1.15(a) is a true, correct and complete list of all of the Operating Licenses and other material required Permits owned or held by or issued to each Seller or Manager as of the Effective Date relating to the applicable Property (or any portion thereof). Each Seller or Manager is legally authorized, pursuant to the Operating Licenses set forth on Schedule 6.1.15(a), to operate the applicable Property as of the Effective Date in the manner identified on Schedule 6.1.15(a). Except as set forth on Schedule 6.1.15(a), as of the Effective Date, there is no action pending or threatened in writing by or before any Governmental Authority to revoke, cancel, rescind, modify, suspend or refuse to renew any of the Operating Licenses or other material required Permits set forth on Schedule 6.1.15(a). Except as otherwise noted on Schedule 6.1.15(a), true, correct and complete copies of all the Operating Licenses and other material required Permits set forth on Schedule 6.1.15(a) have been furnished to Purchaser. As of the Effective Date, except as set forth in Schedule 6.1.15(a), (i) each Operating License and each material required Permit set forth on Schedule 6.1.15(a) is in good standing, and (ii) no Seller has received written notice from any Governmental Authority asserting a material violation of the terms of any such Operating License or such other material required Permit set forth on Schedule 6.1.15(a) or threatening to revoke, cancel, rescind, modify, suspend or not renew the terms of any such Operating License or other material required Permits.

(b)     All Governmental Programs in which Seller currently participates at each Property, including Medicaid, are listed on Schedule 6.1.15(b) (each a “Third Party Payor Program”). As of the Effective Date, each such Seller is certified for participation in, and party to, valid provider agreements for payment by Medicaid for the provision of assisted living services. To the knowledge of Seller: as of the Effective Date, except as set forth on Schedule 6.1.15(b), (i) each Seller is in good standing in each Third Party Payor Program, (ii) there is no existing or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewals proceedings by any Third Party Payor Program of which such Seller has received written notice under any Third Party Payor Program (and none of the foregoing has been threatened to Seller in writing by any Governmental Authority), and (iii) no Seller has been excluded from participation in any Third Party Payor Program; and as of the Effective Date, except as set forth on Schedule 6.1.15(b), no Seller has any liabilities to any third party fiscal intermediary or carrier administering the Governmental Programs, directly to the Governmental Programs or any Governmental Authority, or to any other Payor for the recoupment of any amounts previously paid to such Seller or any predecessor by any such third party fiscal intermediary, carrier, Governmental Program or other Payor.

(c)    Other than with respect to the Property known as The Gardens located in Ocean Springs, Mississippi, true, correct and complete copies of all Licensing Surveys completed from and after January 1, 2016 which are currently in the possession or reasonable control of any Seller have been delivered or made available to Purchaser on the Data Site.

6.1.16    No Seller has employees or has ever had employees. Each Property is managed by the applicable Manager pursuant to the applicable Management Agreement. To Seller’s Knowledge, the Property Employees are employed by the applicable Manager or such Manager’s Affiliates. To Seller’s Knowledge, as of the Effective Date, (i) there are no labor or collective bargaining agreements which pertain to the Property Employees, and (ii) there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any of the Property Employees. To Seller’s Knowledge, as of the Effective Date, there are no current, pending or, to Seller’s Knowledge, threatened labor strikes, work stoppages, slowdowns, picketing, lockouts or other labor disputes by or involving any employees of any Property and no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

6.1.17    Copies of the Property Statements for each Property have been provided to Purchaser on the Data Site. To Seller’s Knowledge, the Property Statements are true, correct and complete in all material respects, and fairly present, in all material respects, the financial condition and the results of operations for the Properties, as applicable, as of the respective dates indicated in such Property Statements.

6.1.18    There is no existing condemnation, eminent domain or similar proceeding or other similar Action, or private purchase in lieu of such a proceeding or other similar Action, relating to any Property and, no Seller has received written notice, nor does Seller have Knowledge, of a proposed or threatened condemnation, eminent domain or similar proceeding or other Action, or private purchase in lieu of such a proceeding or other Action, relating to any Property.

6.1.19    No Seller is a Prohibited Person.

6.1.20     All Tax returns required to be filed with any Governmental Authority by or on behalf of the Sellers with respect to the Properties have been timely filed in accordance with applicable Law, and all such tax returns were correct and complete. Each Seller has paid (or caused to be paid) on a timely basis and in the manner prescribed by Law all Taxes in any way relating to Seller and/or the Properties and the operations thereof (including without limitation, all sales taxes). There are no Liens for Taxes upon any Properties, other than with respect to Taxes not yet due and payable except for real estate Taxes for the period in which Closing occurs, which are a Lien not yet due and payable. No Governmental Authority has threatened in writing that it is in the process of imposing any Liens for Taxes on any Property or any portion thereto. To the knowledge of Seller, no portion of any Property is or has been subject to any Tax Certiorari Proceeding for the three (3) fiscal years prior to the Closing. There are no requests for rulings or determinations in respect of any Taxes pending between any Seller and any Governmental Authority. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

6.1.21    As of the Effective Date, Seller has no Knowledge of any material fact or other information related to Seller or any of its Affiliates which would be reasonably expected to have a material adverse effect on the satisfaction of the condition set forth in Section 8.2.5.

6.2    AS-IS. Except as otherwise expressly set forth in Seller’s Representations or otherwise in this Agreement or in the Ancillary Documents:

6.2.1    PURCHASER ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL INDUCEMENT TO THE SELLERS’ EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PROPERTY IS EXPRESSLY PURCHASED AND SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” SUBJECT TO THE TERMS AND CONDITIONS HEREOF AND OF THE ANCILLARY DOCUMENTS, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH HEREIN AND THEREIN.

6.2.2    The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the price, terms and conditions set forth in this Agreement reflect the fact that Purchaser is not relying upon any information provided by (or by any Person on behalf of) Seller or statements, representations or warranties, express or implied, made (or deemed made by law) by (or by any Person on behalf of) Seller (except as expressly set forth in the Seller’s Representations or otherwise in this Agreement or in the Ancillary Documents), including, without limitation, any relating to the value of the Properties, the physical or environmental condition of the Properties, any state, federal, county or local law, ordinance, order or permit, or the suitability, compliance or lack of compliance of the Properties with any regulation, or any other attribute or matter of or relating to the Properties. Except as expressly set forth in this Agreement or any Ancillary Document, Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Seller’s Deliveries, the Third-Party Reports or on account of any conditions affecting the Properties.

6.2.3    Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations or otherwise in this Agreement or any Ancillary Document, Seller makes no representations or warranties with respect to the Properties (or any portion thereof), the operation, management and/or leasing of the Properties or concerning any statements made or information delivered or made available to Purchaser (whether by Seller, any of its Affiliates or any agents, representatives, consultants or advisors of any of the foregoing, or any other Person) with respect to the Properties (or any portion thereof) or the business of Seller or the Transactions, whether included as part of the Seller’s Deliveries or any other information disclosed to the Purchaser or otherwise, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations or otherwise in this Agreement or any Ancillary Documents, all Seller’s Deliveries are and were provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Seller’s Deliveries, and will instead in all instances rely exclusively on its own inspections, consultants and advisors with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties. If this Agreement is terminated for any reason, all tangible copies of the Seller’s Deliveries and Third-Party Reports that are in Purchaser’s possession, shall within ten (10) Business Days after written request from Seller therefor, returned to Seller or, at Purchaser’s option in its sole discretion, destroyed by Purchaser, in each case except as required by Law or Purchaser’s bona fide document retention policies or for digital copies that are not practicable to destroy.

6.2.4    Except as expressly set forth in the Seller’s Representations or otherwise in this Agreement or any Ancillary Document and subject to Purchaser’s rights under Article IX, from and after Closing, Purchaser, for itself and on behalf of its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller and the other Seller Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire or arise against Seller or such other Seller Indemnified Parties with respect to any and all Damages arising from or related to any defects, errors, omissions in the Seller’s Deliveries, the Third-Party Reports or other conditions affecting the Properties.

6.2.5    Purchaser acknowledges and agrees that, except as expressly set forth herein or in any of the Ancillary Documents, no representation has been made, and no responsibility is assumed by Seller, with respect to the financial earning capacity or expense history of the Properties, the continued occupancy levels of the Properties, or any part thereof or, without limiting any of the foregoing, occupancy at and after Closing.

6.2.6    Purchaser agrees and acknowledges that, except as expressly set forth in Seller’s Representations or otherwise in this Agreement or any Ancillary Document prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all occupants, guests, or Residents of the Properties; provided, that Purchaser’s consent shall be required for any enforcement that individually or in the aggregate would have a Material Adverse Effect. Purchaser agrees that the departure or removal, prior to Closing, of any guests, occupants or Residents shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Agreement in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deeds with or without such tenants, guests, occupants or Residents in possession and without any allowance or reduction in the Purchase Price under this Agreement; provided, that Purchaser’s consent shall be required for any voluntary removal by Seller that would have a Material Adverse Effect.

6.2.7    Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that Residents and/or owners of “public accommodations” remove barriers in order to make the Properties accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Except as expressly set forth in the Seller’s Representations or as otherwise expressly set forth herein or in the Ancillary Documents, Seller makes no warranty, representation or guarantee of any type or kind with respect to the Properties’ compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

The phrase “to Seller’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Andrew Armstrong, Lori Marino and Jane Ryu (“Seller Knowledge Individuals”), after making due inquiry of the Managers. Without limiting the foregoing, Purchaser acknowledges that, except as set forth herein, the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession or control of Seller or its Affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the Seller’s Representations. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.3    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller the following (collectively, the “Purchaser’s Representations”), as of the Effective Date, except as set forth in the Disclosure Schedules:

6.3.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.3.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any material contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the Transactions or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.3.3    No pending or, to Purchaser’s Knowledge, threatened litigation exists which, if adversely determined (i) would or would reasonably be expected to restrain the consummation of the Transactions or otherwise have a material adverse effect on Purchaser’s ability to consummate the Transactions, or (ii) would or would reasonably be expected to declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.

6.3.4    Purchaser is not a Prohibited Person.

6.3.5    To Purchaser’s Knowledge, the funds transferred by Purchaser to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.3.6    Except for the Required Consents and the Required License Approvals, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any applicable Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement, or the consummation of the Transactions, which Purchaser has not already obtained or made.

6.3.7    As of the Effective Date, Purchaser has no Knowledge of any material fact or other information related to Purchaser or any of its Affiliates which would be reasonably expected to have a material adverse effect on the satisfaction of the condition set forth in Section 8.1.5.

The phrase “to Purchaser’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of John Getchey, Kathleen A. Kress and Dan Rivas (“Purchaser Knowledge Individuals”), without any obligation to investigate or make inquiries of other Persons with respect to any of the representations and warranties contained in this Agreement. Without limiting the foregoing, Seller acknowledges that the Purchaser Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Purchaser, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Purchaser set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other Person, shall be imputed to the Purchaser Knowledge Individuals. No Purchaser Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

ARTICLE VII

ADDITIONAL COVENANTS/AGREEMENTS OF SELLER AND PURCHASER

7.1    Interim Operations. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing:

7.1.1    Seller shall, and shall direct each Manager to, operate each Property in the ordinary course consistent with past practice and in compliance (in all material respects) with the terms of the applicable Management Agreement (including, the standard of care thereunder) and use commercially reasonable efforts consistent with past practice (i) to preserve intact the reputation and goodwill of each Property and to preserve, repair, replace where necessary, maintain and protect each Property, (ii) preserve relationships with residents, patients, suppliers, physicians, distributors, hospitals, discharge planners, licensors, licensees, and others having business dealings with each Property, and (iii) maintain levels of inventory, census and services provided at the Properties, continue to market each Property to generate new admissions and re-admissions, and continue to accept qualified residents and patients at the Properties, as required to maintain the income generated by the operator of the Properties.

7.1.2    Seller shall maintain in full force and effect all insurance policies in place at each Property as of the Effective Date (or replacements continuing similar coverage);

7.1.3    Seller shall not hire any employees of Seller at any Property (for the avoidance of doubt, this Section 7.1.3 shall not restrict Manager’s ability to hire or terminate employees during the period between the Effective Date and the Closing Date);

7.1.4    Seller shall not enter into any new Commercial Lease or submit a written proposal for any new Commercial Lease without Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed;

7.1.5    Seller shall pay all real estate taxes payable with respect to the Properties as and when such taxes become due and payable, other than real estate taxes being contested in good faith and to the extent that failure to pay the same does not have a Material Adverse Effect;

7.1.6    Seller shall enter into Resident Agreements consistent with Seller’s past practice at each Property;

7.1.7    Subject to Section 4.8.2, Seller shall not enter into any new Property Contracts which would bind Purchaser following the Closing Date and shall not amend or terminate any Assigned Contracts without, in either case, Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed;

7.1.8    Seller shall not directly or indirectly enter into any Affiliate Agreements which will be binding on any Property after the Closing Date; and

7.1.9     Promptly following receipt thereof, Seller shall deliver to Purchaser copies of any updated Property Statements and Rent Rolls delivered to Seller by any Manager between the Effective Date and the Closing Date.

7.1.10    Licensing Condition.

7.1.10.1    Within three (3) Business Days following the Effective Date, Seller shall deliver to Purchaser the information in Seller’s possession or control required to, as and to the extent required by applicable Law, either (i) complete an application with the appropriate licensing authority to transfer each applicable Operating License or (ii) deliver notice to the appropriate licensing authority that Purchaser is acquiring each applicable Facility from Seller and the applicable Operating License will be transferred in connection therewith (clauses (i) and (ii) are collectively referred to as the “Licensing Applications and Notices”). Additionally, Purchaser shall have the right to request such additional information from Seller to the extent such information is required by any applicable licensing authority in connection with the review and, if applicable, approval of the Licensing Applications and Notices and Seller shall cooperate with Purchaser to transfer all Operating Licenses held by Seller to Purchaser. With respect to any Operating Licenses that are held by a Manager (as opposed to Seller), Seller shall direct each such Manager to (x) deliver to Purchaser such information as may be required to submit each applicable Licensing Application and Notice and (y) cooperate with Purchaser’s efforts to have the Operating Licenses held by each such Manager transferred to Purchaser. To the extent any notices to a Governemental Authority are required by applicable Laws to be made by Seller or any Manager, Seller shall, and shall direct each Manager to, comply with such legal requirements. Provided Seller and each Manager have delivered to Purchaser at least three (3) Business Days following the Effective Date (the “Seller Delivery Date”) all documents and information requested by Purchaser for the Licensing Applications and Notices, Purchaser shall submit each required Licensing Application and Notice within fifteen (15) Business Days following the Seller Delivery Date (provided that, with respect to any Facility located in the State of Idaho, Purchaser shall submit each required Licensing Application and Notice within five (5) Business Days following the Seller Delivery Date), and, thereafter, Purchaser shall diligently pursue the approval of each Licensing Application and Notice by the applicable licensing authority. Purchaser shall promptly notify Seller of the approval of the Licensing Applications and Notices as and when Purchaser has received notice from the applicable licensing authority that any Licensing Application and Notice has been approved by such authority, preapproved by such authority or will be approved by such authority upon closing of the Transactions (each, an “Required License Approval”). Seller shall, and shall direct each Manager to, promptly provide all documents and information reasonably requested by Purchaser in connection with the Licensing Applications and Notices.

7.1.10.2    On the Closing Date, in the event that a Required License Approval has not been received, Purchaser (or its designee) shall enter into (i) in the event that a Seller is the holder of the applicable license, a sublease in substantially the same form as attached hereto as Exhibit J-1, provided that the form may be modified to comply with applicable Laws, with the holder of each applicable license (an “Interim Sublease”), which shall be accompanied by a management agreement consistent with such Interim Sublease between the holder of the applicable license and Purchaser’s designated manager (collectively, an “Interim Arrangement”), which Interim Arrangement shall become effective as of the Closing Date, (ii) in the event that a Manager is the holder of the applicable license, and such Manager consents in writing to the assignment of applicable Management Agreement, an assignment and assumption of such Management Agreement in form attached hereto as Exhibit J-2 (an “Assignment of Management Agreement”), (iii) in the event that Seller and Manager jointly hold the applicable license, an Interim Sublease with the Seller that is the holder of each applicable license, or (iv) in the event that a Manager is the holder of the applicable license, and such Manager does not consent in writing to the assignment of the applicable Management Agreement, an Interim Sublease with such Seller that is a party to the applicable Management Agreement (a “Seller Interim Sublease”).

7.1.10.3    Seller shall use commercially reasonable efforts to renew any Operating License and any other health care related certifications used in connection with the Facilities that have expired or will expire prior to Closing in accordance with applicable Law. In the event that any such Operating License or other health care related certification has expired, and as a result thereof, a Licensing Application and Notice cannot be submitted in accordance with Section 7.1.10.1 (a “Seller Expired License”), then Purchaser’s obligation to submit such

Licensing Application and Notice shall be tolled until the later of (i) the date on which Purchaser is obligated to submit such Licensing Application and Notice pursuant to Section 7.1.10.1 and (ii) three (3) Business Days following delivery of a valid Operating License and/or other certificate with respect to such facility.

7.1.10.4    In the event that a Seller Interim Sublease is executed at Closing, Seller agrees that Seller shall, so long as such Seller Interim Sublease remains in full force and effect, enforce Seller’s rights pursuant to the applicable Management Agreement for such Property to cause the applicable Manager to assist Purchaser and Seller, and Purchaser’s replacement manager, to transition the Facility to management by Purchaser or Purchaser’s replacement manager, which may include, to the extent contemplated pursuant to the applicable Management Agreement, causing Manager to enter into an interim management agreement with Purchaser or its applicable replacement manager; provided that, in no event shall Seller be obligated to commence or pursue litigation in connection with enforcing such rights. This Section 7.1.10.4 shall survive Closing with respect to each Seller Interim Sublease for so long as such Seller Interim Sublease remains in full force and effect.

7.1.10.5    Purchaser agrees that, from and after the Effective Date and continuing following the Closing, Seller shall have the right to terminate any Management Agreement (including any Management Agreement assigned to Purchaser or its designee) by delivery of written notice to the Manager (a “Seller Termination Notice”), and, if such termination right is exercised following the Closing (i) Purchaser shall, upon request from Seller, confirm such termination by delivery of a written notice to Manager within two (2) Business Days following delivery of the Seller Termination Notice, (ii) Seller shall, as a condition to its right to terminate a Management Agreement following the Closing, deliver prior written notice of Seller’s intent to terminate to Purchaser no less than sixty (60) days prior to the delivery of the Seller Termination Notice, and (iii) Seller shall not be permitted to deliver a Seller Termination Notice if a License Application and Notice remains pending with the applicable licensing authority, and the termination of the Management Agreement would result in a material impairment to Purchaser’s or its designee’s ability to receive an Operating License; provided that, Purchaser acknowledges and agrees that a reasonable delay and the submission of additional information to the licensing authority as a result of such termination shall not be deemed a material impairment. In addition, following the Closing, Seller agrees to reasonably cooperate with Purchaser to minimize any disruption to the process of obtaining approval for an Operating License arising as a result of the delivery of a Seller Termination Notice. Seller shall indemnify, defend and hold harmless Purchaser from and against any termination fee owed by Purchaser pursuant to any Management Agreement terminated prior to or following Closing pursuant to this Section 7.1.10.5. This Section 7.1.10.5 shall survive Closing.

7.1.11    Seller shall not proceed with any capital improvements not listed on Schedule 5.4.9 that involve, or would reasonably be expected to involve, costs and expenses in an amount individually or in the aggregate equal to or greater than Fifty Thousand Dollars ($50,000), without the written consent of Purchaser in each instance, not to be unreasonably withheld.

7.2    Tax Reduction Proceedings. Prior to Closing, Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Properties or any portion thereof for real estate taxes or a refund of property taxes previously paid (a “Tax Certiorari Proceeding”) to the applicable Governmental Authority for the fiscal year prior to or including the Closing Date. As of Closing, with respect to any Tax Certiorari Proceeding for the fiscal year in which the Closing Date occurs, Purchaser shall assume the same and have the right to file, prosecute, withdraw, settle or otherwise compromise any such Tax Certiorari Proceedings, subject to Seller’s reasonable approval. After Closing, Seller shall: (a) have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against any Property for any fiscal period prior to the fiscal year in which the Closing shall occur; provided, that Seller shall not be permitted to settle or compromise on any Tax Certiorari Proceedings to the extent that such settlement or compromise would result in an increase in property Taxes of the applicable Property following Closing; and (b) have no rights to file, prosecute, withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against any Property except as set forth in clause (a) above. At all times following the Closing Date, Purchaser shall have the sole right to file, prosecute to withdraw, settle or otherwise compromise such Tax Certiorari Proceedings for any fiscal period following the fiscal year in which the Closing shall occur.

7.3    Termination of Affiliate Agreements. Effective as of or prior to the Closing, Seller shall terminate each of the Affiliate Agreements, at Seller’s sole cost and expense.

7.4    Termination of Management Agreements. Effective as of or prior to the Closing, Seller shall terminate each of the Management Agreements, at Seller’s sole cost and expense.

7.5    Trademarks. Sellers acknowledge that although the purchase of the Properties shall not include the Seller Marks, Seller shall and hereby does, to the extent of Seller’s right, title and interest therein, grant Purchaser the right to continue to use the existing branded names of the Properties as set forth on Schedule I hereto (without the payment of any additional consideration).

7.6    State and Local Requirements of Transfer. Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost and expense with respect to any reasonable and reasonably documented out-of-pocket costs of Seller (except for any costs and expenses Seller is otherwise responsible for under this Agreement, which shall remain the responsibility of Seller), in connection with any state or local requirements (including without limitation, applications and inspections) of any state or local governmental authority in a location in which any Property is located regarding the transfer of the ownership of the Properties (and any licenses or permits, including, without limitation certificates of occupancy) from Seller to Purchaser.

7.7    Property Appraisals.

7.7.1    Within sixty (60) days following the Effective Date, Purchaser shall deliver to Seller copies of (i) with respect to any Property that is (a) intended to be subject to financing at Closing and (b) not a CC Affected Property or otherwise subject to removal under this Agreement, an appraisal approved by the applicable lender thereto (a “Lender Appraisal”), and (ii) with respect to any other Property, an appraisal for such Property performed by a Qualified Appraiser selected by Purchaser (a “Purchaser Appraisal”). Seller shall have a period of ten (10) Business Days thereafter, by written notice to Purchaser, to object to any Purchaser Appraisal and provide an alternative appraisal of the applicable Property from a Qualified Appraiser selected by Seller (the “Seller Appraisal”). If Seller does not timely object to a Purchaser Appraisal or so objects but does not timely provide the Seller Appraisal, then Seller shall be deemed to have elected not to provide a Seller Appraisal. If Purchaser is obligated to deliver a Purchaser Appraisal and fails to deliver a Purchaser Appraisal within sixty (60) days following the Effective Date, then Seller may produce a Seller Appraisal in accordance with the foregoing and in such event, the Agreed Appraisal (as defined below) shall be deemed to equal the Seller Appraisal. A “Qualified Appraiser” shall mean a nationally-recognized appraiser that is not affiliated with either Seller or Purchaser, and is in the business of providing appraisals of real property assets of similar size and nature as the applicable Property. “Agreed Appraisal” means (i) if Seller elects to complete a Seller Appraisal in accordance with the foregoing, then either the Purchaser Appraisal or Seller Appraisal as determined in accordance with Section 7.7.2, (ii) if Seller elects not to complete, or has deemed to elect not to complete, a Seller Appraisal in accordance with the foregoing, then the Purchaser Appraisal, (iii) if Purchaser fails to deliver a Purchaser Appraisal in accordance with the foregoing, then the Seller Appraisal or (iv) such other appraisal as expressly agreed by Purchaser and Seller.

7.7.2    If Seller elects to complete a Seller Appraisal in accordance with Section 7.7.1, then Purchaser and Seller shall work in good faith to mutually agree on the value of such Property within the above-referenced (10) Business Day period after such objection. If Purchaser and Seller mutually agree on the value of such Property within such period, then such value shall constitute the Agreed Appraisal of such Property pursuant to Section 7.7.1. If Purchaser and Seller have not mutually agreed on the value of such Property within the ten (10) Business Day period after such objection, then the appraiser that provided the Purchaser Appraisal for the applicable Property and the appraiser that provided the Seller Appraisal for such Property shall, within ten (10) days after the expiration of such ten (10) Business Day period, mutually select a Qualified Appraiser. If a Qualified Appraiser is not appointed within such ten (10) days period, then either Seller or Purchaser may apply to the American Arbitration Association to select a Qualified Appraiser. If the American Arbitration Association does not select a Qualified Appraiser within ten (10) days after request or such application or such organization no longer exists, then either Seller or Purchaser may apply to the Supreme Court of the State of New York and request that it select a Qualified Appraiser. Within ten (10) days after the selection of a Qualified Appraiser, such Qualified Appraiser shall, by written notice to Purchaser and Seller, select either the Purchaser Appraisal of the applicable Property or the Seller Appraisal of the applicable Property as the appraisal he or she believes more accurately reflects the value of the Property; provided that, such Qualified Appraiser may not modify such appraisals or independently propose an appraisal. The determination by the Qualified Appraiser shall be binding on all parties and non-appealable and thereafter the appraisal selected by such Qualified Appraiser shall constitute the Agreed Appraisal of the applicable Property pursuant to Section 7.7.1.

7.8    Tax Clearance Certificates. Seller shall use commercially reasonable efforts to obtain tax clearance certificates for each Seller from the applicable Governmental Authority in each applicable state in which a Property is located prior to Closing. In addition to Seller’s obligations with respect to the State of Pennsylvania pursuant to Section 12.3.6, in the event that such applicable Governmental Authority notifies Seller prior to Closing that bulk sales taxes or other Taxes that would be confirmed in a tax clearance certificate are due from Seller, then Seller shall, from and after Closing, indemnify, defend and hold harmless Purchaser from and against any and all liability and related expenses (including reasonable attorneys’ fees and costs), arising under the applicable Laws by reason of the failure of Seller to pay any bulk sales taxes or other

Taxes that would be confirmed in a tax clearance certificate. Purchaser acknowledges and agrees that the delivery of any tax clearance certificate shall not be a condition to the Closing of the transactions contemplated herein unless such tax clearance certificate is require as a condition to Closing pursuant to applicable Law. This Section 7.8 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the applicable Taxes.

7.9    Barkley Project. Prior to Closing, at Seller’s cost and expense, Seller shall complete the scope of work identified in the contract attached hereto as Schedule 7.9 (the “Barkley Project”) and shall pay all amounts required pursuant thereto. Any amounts paid in connection with the Barkley Project will not reduce the credit received pursuant to Section 5.4.9.2.

7.10    Intentionally Omitted.

7.11    Florida Generator Installation. Prior to Closing, at Seller’s cost and expense, Seller shall complete the scope of work identified in the contracts attached hereto as Schedule 7.11 (the “Florida Generator Projects”) and shall pay all amounts required pursuant thereto. Any amounts paid in connection with the Florida Generator Projects will not reduce the credit received pursuant to Section 5.4.9.2. Promptly upon completion of each Florida Generator Project, Seller shall provide to Purchaser the information with respect to completion of the Florida Generator Project as required in order to submit the applicable License Application and Notice in a timely manner. In the event that on the then Scheduled Closing Date, such Property is a Failed License Property as a result of Purchaser’s inability to submit a License Application and Notice in a timely manner, then Purchaser shall be permitted to elect to defer the Closing with respect to such Property in accordance with Section 5.1.3.

7.12    Additional Covenants.

7.12.1    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to comply with, and shall use commercially reasonable effort to cause the applicable Manager to comply with, that certain Notice of Action Level Exceedance (ALE) for Lead and Copper from the New Hampshire Department of Environmental Services to Kirkwood Corners Senior Living dated August 2, 2019.

7.12.2    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to, and shall use commercially reasonable effort to cause the applicable Manager to, resolve the outstanding issues with respect to certain Licensing Surveys as set forth on Schedule 7.12.2 hereof.

7.12.3    Prior to the Closing, Seller shall deliver to Purchaser any Licensing Surveys in Seller’s possession conducted since 2016 at the Property known as The Gardens located in Ocean Springs, Mississippi.

7.12.4    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to comply with, and shall use commercially reasonable effort to cause the applicable Manager to comply with, (i) with respect to the Property knowns as Maple Court located in Powell, Texas, that certain Covenants for Permanent Maintenance of Stormwater Facilities of record in Instrument Number 200708310019571, Instrument Number 201109120013888 and

Instrument Number 201302250055710 and (ii) with respect to the Property known as Raintree Terrace located in Knoxville, Tennessee, that certain Covenants for Permanent Maintenance of Stormwater Facilities and Best Management Practices of record in Instrument Number 201306060080624.

7.12.5    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to, and shall use commercially reasonable effort to cause the applicable Manager to, obtain the certificates of occupancy, conditional use permits and special use permits for each Property, to the extent applicable to such Property and not provided to Purchaser prior to the Effective Date.

7.12.6    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to, and shall use commercially reasonable effort to cause the applicable Manager to, (i) with respect to the Property known as Sheldon Park located in Eugene, Oregon, conduct the annual inspections of the fire protection systems required by applicable Law and noted as Violations prior to the Effective Date and provide evidence of such annual inspections to the local fire department in accordance with local Law, (ii) with respect to the Property known as Sunset Lake Village located in Venice, Florida, clear the open building code Violations for expired permits, references 2014 115760 000 00 BB and 2018 172090 000 00 BI, and (iii) with respect to the Property known as Grace Manor located in Port Orange, Florida, clear the expired building permit; provided that, in no event shall Seller be obligated to repair or renovate the applicable Property in connection with its obligations under this Section 7.12.6. In the event that Purchaser cannot submit a Licensing Application and Notice in accordance with Section 7.1.10.1 as a result of the existence of the Violations and expired building permit referenced in clauses (i) through (iii) above, then Purchaser’s obligation to submit the applicable Licensing Application and Notice shall be tolled until the later of (i) the date on which Purchaser is obligated to submit such Licensing Application and Notice pursuant to Section 7.1.10.1 and (ii) three (3) Business Days following Seller providing evidence of the resolution of the Violation or clearing of the expired building permit with respect to such Facility.

7.12.7    From the Effective Date until Closing, Seller shall use commercially reasonable efforts to, and shall use commercially reasonable effort to cause the applicable Manager to resolve the outstanding building code deficiencies identified in the October 1, 2019 survey of the Property known as Legacy at Georgetown located in Georgetown, Texas, by the Texas Health and Human Services Commission and provide Purchaser with “Fire Clearance”. In the event that Seller is unable to provide Purchaser with the “Fire Clearance” confirming correction as required in order to submit a License Application and Notice for such Property in a timely manner, and as a result thereof, such Property is a Failed License Property, then Purchaser shall be permitted to elect to defer the Closing with respect to such Property in accordance with Section 5.1.3.

7.12.8    Purchaser acknowledges and agrees that the covenants set forth in this Section 7.12 shall not be a condition to Closing of the transactions contemplated herein so long as Seller uses commercially reasonable efforts as contemplated herein and otherwise complies with the express covenants herein in all material respects.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1    Purchaser’s Conditions to Closing. Purchaser’s obligation to consummate the Transactions shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent, provided Purchaser may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or otherwise as provided in this Agreement:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions of Section 5.2 shall have been delivered in accordance with the terms thereof;

8.1.2    Seller’s Representations shall be true and correct in all material respects on and as of the Closing Date (except for the representations that are made with reference to a specific date, which shall be true and correct in all material respects as of such specific date), except for any modifications or inaccuracies thereof that arise from events or circumstances that occur from and after, or first exist following, the Effective Date, are outside of the reasonable control of Seller, are not a breach of any provision of this Agreement and do not result in a Material Adverse Effect;

8.1.3    Subject to Purchaser’s payment of all title insurance premiums and fees, the Title Company is irrevocably committed to issue the Title Policy for each Property; and

8.1.4    Seller shall have performed, in all material respects, each of the covenants to be performed by Seller hereunder on or prior to the Closing Date;

8.1.5    With respect to each Property, either (i) the Required License Approvals shall have been obtained, (ii) Seller shall have executed an Interim Arrangement, an Assignment of Management Agreement or a Seller Interim Sublease in accordance with Section 7.1.10, or (iii) in the event that FHC (DE) LLC D/B/A Blue Harbor Senior Living or any of its Affiliates is the holder of the applicable license, R.D. Merrill Company, or any of its Affiliates acquires, prior to Closing, directly or indirectly, all or substantially all of the assets of FHC (DE) LLC D/B/A Blue Harbor Senior Living.

8.1.6    All Affiliate Agreements shall be terminated;

8.1.7    Seller shall have exercised its rights to terminate each Management Agreement which is not being assigned to Purchaser under Section 7.4; and

8.1.8    There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Seller hereunder; and there shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Seller hereunder.

If any condition set forth in this Section 8.1 is not satisfied at or prior to the Closing Date, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing with no offset or deduction from the Purchase Price, (b) other than with respect to a failure of the condition set forth in Section 8.1.5 that results in Seller’s right to terminate pursuant to Section 10.1(c), so long as Purchaser is not in default of its obligations hereunder, terminate this Agreement, in which case Purchaser shall receive a return of the Deposit from the Escrow Agent and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, (c) with respect to a failure of the condition set forth in Section 8.1.5 that results in Seller’s right to terminate pursuant to Section 10.1(c), so long as Purchaser is not in default of its obligations hereunder, terminate this Agreement, in which case Seller shall receive the Deposit in accordance with Section 10.1 and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure constitutes a default by Seller hereunder, exercise any of its remedies pursuant to Section 10.2.

8.2    Seller’s Conditions to Closing. Seller’s obligation to close under this Agreement shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent, provided Seller may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or otherwise as provided in this Agreement:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller or Escrow Agent at the Closing pursuant to the terms and conditions of Section 5.3 shall have been so delivered;

8.2.2    Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date;

8.2.3    Purchaser shall have performed, in all material respects, each of the covenants to be performed by Purchaser hereunder on or prior to the Closing Date;

8.2.4    There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder; and there shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder; and

8.2.5    With respect to each Property, either (i) the Required License Approvals shall have been obtained, (ii) Purchaser or its designee shall have executed an Interim Arrangement, an Assignment of Management Agreement or a Seller Interim Sublease in accordance with Section 7.1.10, or (iii) in the event that FHC (DE) LLC D/B/A Blue Harbor Senior Living or any of its Affiliates is the holder of the applicable license, R.D. Merrill Company, or any of its Affiliates acquires, prior to Closing, directly or indirectly, all or substantially all of the assets of FHC (DE) LLC D/B/A Blue Harbor Senior Living.

If any condition set forth in this Section 8.2 is not satisfied at or prior to the Closing Date, Seller may (a) waive any of the foregoing conditions (other than the condition set forth in Section 8.2.5)

and proceed to Closing, (b) so long as Seller is not in default of its obligations hereunder, terminate this Agreement, in which case Seller shall be entitled to receive and retain the Deposit from the Escrow Agent and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure constitutes a default by Purchaser hereunder, exercise any of its remedies pursuant to Section 10.1.

ARTICLE IX

INDEMNIFICATION & SURVIVAL PROVISIONS

9.1    Effective Date; Survival. All of the Seller’s Representations and the Purchaser’s Representations are made as of the Effective Date and shall be deemed remade as of the Closing Date pursuant to Seller’s Bring Down Certificate and Purchaser’s Bring Down Certificate, as applicable (except such Seller’s Representations or Purchaser’s Representations that are made as of the Effective Date or a date certain, which shall only be made as of the Effective Date or such date certain, as applicable). All of the Seller’s Representations and the Purchaser’s Representations shall survive Closing (each, an “Outside Claim Date”): (a) with respect to the Fundamental Representations, indefinitely, and Tax Representations the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect thereto, and (b) with respect to any matters not covered by clause (a), for a period of twelve (12) months after the Closing Date, it being agreed that none of the covenants contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Any claim by Seller or Purchaser with respect to any breach of the Seller’s Representations or the Purchaser’s Representations, respectively, shall be effective and valid only if made after Closing in writing (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made) against the other party on or prior to the Outside Claim Date. For purposes of this Section 9.1, (i) “Fundamental Representations” shall mean the representations set forth in Sections 6.1.1, 6.1.12 and 6.1.19 and (ii) “Tax Representations” shall mean the representations set forth in Sections 6.1.2, 6.1.11 and 6.1.20.

Notwithstanding anything to the contrary contained in this Agreement, if to Purchaser’s Knowledge, any of the Seller’s Representations is inaccurate, untrue or incorrect in any way, Purchaser shall not be permitted to make any claim and shall have no recourse, right of action or claim against Seller pursuant to this Article IX or otherwise pursuant to this Agreement, or at law or in equity, and Seller shall have no liability or obligation to Purchaser, with respect to the breach of such Seller’s Representations.

9.2    Indemnification by Seller. Subject to the other provisions of this Article IX, after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Purchaser Indemnified Party” and collectively as “Purchaser Indemnified Parties”) from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Seller’s Representations when made or remade as of the Closing Date (as provided herein) (collectively, “Seller Indemnifiable Damages”).

9.3    Indemnification by Purchaser. Subject to the other provisions of this Article IX, after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Seller Indemnified Party” and collectively as “Seller Indemnified Parties”) from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Purchaser Representations when made or remade as of the Closing (as provided herein) (collectively, “Purchaser Indemnifiable Damages”).

9.4    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

9.4.1     In no event shall Seller be liable, or required to make any payment pursuant to Section 9.2, for any Seller Indemnifiable Damages suffered by any of the Purchaser Indemnified Parties unless and until the aggregate dollar amount of all such Seller Indemnifiable Damages exceeds Five Hundred Thousand Dollars ($500,000.00) (such amount, the “Basket Amount”), in which case Purchaser Indemnified Parties shall be entitled to recover from the first dollar of Seller Indemnifiable Damages; and (ii) the maximum aggregate liability of Seller in respect of all Seller Indemnifiable Damages shall be limited to, and not exceed, one and one-half percent (1.5%) of the Purchase Price (the “Seller Liability Cap”); provided, that in no event shall the Seller Liability Cap apply with respect to any of the Fundamental Representations or the Tax Representations or any Seller Indemnifiable Damages relating thereto.

9.4.2    Following the Closing, except with respect to any Fundamental Representations or Tax Representations or any Seller Indemnifiable Damages relating thereto, none of the Purchaser Indemnified Parties shall (or shall have the right to) seek, pursue or enter any judgment or collect (or attempt to collect) an amount in excess of the Seller Liability Cap. Purchaser shall be required to notify Seller prior to the Outside Claim Date of any claim against Seller for a breach of or inaccuracy in any of the Seller’s Representations pursuant to Section 9.2 by the delivery of a written notice (each such notice, a “Notice of Claim” and each such claim identified therein a “Noticed Claim”) setting forth: the dollar amount of the Purchaser Indemnifiable Damages relating to the Noticed Claim (or a reasonable estimate of the amount of such Noticed Claim). If Purchaser and Seller cannot mutually agree upon the settlement of any Noticed Claim, Purchaser shall be deemed to have waived its right to pursue such Noticed Claim (and any right to collect from Seller with respect to such Noticed Claim), unless Purchaser brings a court action with respect to such Noticed Claim on or prior to the date that is ninety (90) days after the Outside Claim Date.

9.5    Indemnification Procedures. The party or parties making a claim for indemnification under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnifying Person.” All claims by any Indemnified Person under this Article IX for Third Party Claims shall be asserted and resolved as follows:

9.5.1    In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article IX (in each such case, a “Third Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third Party Claim to be forwarded to the Indemnifying Person (a “Notice of Third Party Claim”). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 9.5.2, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third Party Claim with counsel reasonably acceptable to the Indemnified Person unless there is a conflict of interest in connection therewith; provided, that the Indemnified Person shall be entitled to participate in such defense at the Indemnifying Person’s reasonable cost with counsel of the Indemnified Person’s choice. The costs and expenses incurred by the Indemnifying Person (and any defense by, or participation in any defense by, the Indemnified Person in accordance herewith) in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the Basket Amount and Seller Liability Cap, as applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to any matter for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to control such defense and at the expense of the Indemnifying Person (which expense shall be subject to the Basket Amount and the Seller Liability Cap, as applicable), in the defense of any Third Party Claim.

9.5.2    With respect to the defense of any Third Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.

9.5.3    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Purchaser and Seller will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating or responsive to the Third Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith. The Indemnified Person and the Indemnifying Person shall render, and shall cause their respective employees to render, to each other, at the sole cost and expense of the Indemnifying Person (with costs and expenses being subject to the Seller Liability Cap) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

9.5.4    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third Party Claim without the consent of the Indemnified Person provided that (i) no amount is payable by such Indemnified Person in connection with such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnified Person, and (iii) such settlement expressly and unconditionally releases such Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnifying Person of a Third Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article IX.

9.5.5    In calculating amounts payable to an Indemnified Person, such amounts shall be determined net of (i) payments recovered by such Indemnified Person under any insurance policy with respect to such Damages, or (ii) any net prior recovery by such Indemnified Person from any third party with respect to such Damages. An Indemnified Person shall have no obligation to pursue any Person with respect to such Damages prior to exercising any remedy under this Agreement.

9.6    Tax Treatment. For all tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

9.7    Exclusive Remedy. Purchaser and Seller acknowledge and agree that, following the Closing Date, the rights granted to the parties in the indemnification provisions of this Article IX shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Parties) and Seller (and all other Seller Indemnified Parties) under this Agreement and with respect to the Transactions.

9.8    Manner of Payment. Any indemnification payments made by Seller or Purchaser pursuant to this Article IX shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.

9.9    Brokerage. Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against any breach of the terms of this Section 9.9 and any Damages relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

ARTICLE X

DEFAULT AND REMEDIES

10.1    Purchaser Default. IF PURCHASER (A) DEFAULTS ON ITS OBLIGATIONS HEREUNDER TO (X) DELIVER TO SELLER THE DOCUMENTS SPECIFIED UNDER SECTION 5.3, OR (Y) DELIVER THE PURCHASE PRICE IN ACCORDANCE WITH ARTICLE II AND CONSUMMATE THE TRANSACTIONS ON THE CLOSING DATE, (B) PRIOR TO CLOSING, DEFAULTS, IN ANY MATERIAL RESPECT, WITH RESPECT TO ANY OF ITS COVENANTS UNDER THIS AGREEMENT, AND SUCH DEFAULT CONTINUES FOR MORE THAN TEN (10) DAYS AFTER WRITTEN NOTICE FROM

SELLER, OR (C) SUBJECT TO PURCHASER’S RIGHTS TO REMOVE A PROPERTY PURSUANT TO SECTION 5.1.2, THE CONDITION TO CLOSING SET FORTH IN SECTION 8.2.5 IS NOT SATISFIED ON THE CLOSING DATE OTHER THAN (1) BY REASON OF A MATERIAL BREACH BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR (2) SOLELY AS A RESULT OF SELLER EXPIRED LICENSE OR THE FAILURE OF SELLER TO DELIVER SUCH INFORMATION AS REQUIRED IN ORDER TO PERMIT PURCHASER TO SUBMIT A COMPLETE LICENSE APPLICATION AND NOTICE (EACH OF CLAUSE (A), (B) OR (C), A “PURCHASER DEFAULT”), THEN SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT IMMEDIATELY WITH RESPECT TO ANY PROPERTY THAT HAS NOT BEEN CONVEYED AT A CLOSING PRIOR TO SUCH TERMINATION, IN WHICH CASE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, PURCHASER SHALL BE DEEMED TO FORFEIT THE DEPOSIT TO SELLER AND THE ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) FOR SUCH PURCHASER DEFAULT, IT BEING AGREED THAT THE DAMAGES BY REASON OF PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN, AND THAT THE FOREGOING PAYMENT REPRESENTS A FAIR AND ADEQUATE MEASURE OF DAMAGES, AND THEREAFTER PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF. NOTWITHSTANDING THE FOREGOING, NONE OF THE ABOVE LIQUIDATED DAMAGES SHALL BE DEEMED TO REDUCE, WAIVE OR LIMIT IN ANY RESPECT THE ADDITIONAL OBLIGATIONS OF PURCHASER TO INDEMNIFY SELLER IF AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE SELLER AND THE REMEDIES AVAILABLE TO SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS. UNDER NO CIRCUMSTANCES SHALL SELLER SEEK OR BE ENTITLED TO RECOVER DAMAGES (INCLUDING ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES), ALL OF WHICH SELLER SPECIFICALLY WAIVES, FROM PURCHASER FOR ANY BREACH BY PURCHASER OF ITS COVENANTS, PURCHASER’S REPRESENTATIONS OR ITS OTHER OBLIGATIONS UNDER THIS AGREEMENT. IF THE CONDITION TO CLOSING SET FORTH IN SECTION 8.2.5 IS NOT SATISFIED WITH RESPECT TO AN INDIVIDUAL PROPERTY AS A RESULT OF BOTH A SELLER FAILED LICENSE ACTION AND ACTS OR OMISSIONS OF PURCHASER THAT ARE NOT COVERED BY CLAUSE (A) OR (B) OF THE FIRST SENTENCE OF THIS SECTION 10.1, THEN SUCH FAILURE WITH RESPECT TO SUCH PROPERTY SHALL BE DEEMED TO BE SOLELY AS A RESULT OF A SELLER FAILED LICENSE ACTION FOR THE PURPOSES OF THIS CLAUSE (C)(2) OF THE FIRST SENTENCE OF THIS SECTION 10.1. “SELLER FAILED LICENSE ACTION” MEANS, WITH RESPECT TO ANY PROPERTY, THE EXISTENCE OF A SELLER EXPIRED LICENSE WITH RESPECT TO SUCH PROPERTY AND/OR THE FAILURE OF SELLER TO DELIVER SUCH INFORMATION AS IS REQUIRED IN ORDER TO PERMIT PURCHASER TO SUBMIT A COMPLETE LICENSE APPLICATION AND NOTICE WITH RESPECT TO SUCH PROPERTY.

SELLER’S INITIALS	PURCHASER’S INITIALS

10.2    Seller Default. If Seller defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required by the terms of this Agreement or, prior to the Closing, defaults in any material respect with respect to any of its covenants under this Agreement, and such default continues for more than ten (10) days after written notice from Purchaser (each, a “Seller Default”), then Purchaser shall have the right to (a) terminate this Agreement and the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for any out-of-pocket costs and expenses (not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) (in the aggregate) incurred by Purchaser and/or any Affiliates thereof (or their indirect and indirect members, partners or shareholders) in connection with this Agreement (including the negotiation hereof) and/or any of the Transactions, or (b) subject to the conditions below, seek specific performance of Seller’s obligation to consummate the Transactions pursuant to this Agreement. Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Properties pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Agreement, and (y) file suit therefor with the court on or before the 45th day after the delivery of written notice of the default. If Purchaser fails to file an action for specific performance within such 45 day period, then Purchaser shall be deemed to have elected to terminate this Agreement in accordance with subsection (a) above. SELLER AND PURCHASER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS. UNDER NO CIRCUMSTANCES SHALL PURCHASER SEEK OR BE ENTITLED TO RECOVER DAMAGES (INCLUDING ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES), ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER OF ITS COVENANTS, SELLER’S REPRESENTATIONS OR ITS OTHER OBLIGATIONS UNDER THIS AGREEMENT.

10.3    Partial Termination. In the event that this Agreement is terminated in accordance with this Article X or any other termination pursuant to this Agreement following an Initial Closing (if applicable), then this Agreement shall be deemed terminated only with respect to the Failed License Properties and shall remain in full force and effect with respect to any Property that has been conveyed to Purchaser in accordance with the terms herein.

ARTICLE XI

CASUALTY; EMINENT DOMAIN

11.1    Minor Casualty. If prior to the Closing, a casualty or fire occurs which is not a major casualty (as defined in Section 11.2), then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to the Closing to restore the applicable Property) and all business interruption insurance proceeds (if any) payable with respect to the period from and after the Closing, and Seller shall have no obligation to repair or restore the applicable Property; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to the Closing.

11.2    Major Casualty. If prior to the Closing, a major casualty occurs, then Purchaser shall have the right, by delivery of written notice to Seller no more than fifteen (15) days following Purchaser’s receipt of notice from Seller of the casualty to (i) if there are four (4) or more CC Affected Properties in existence, terminate this Agreement or, (ii) if there are three (3) or fewer CC Affected Properties in existence, remove the applicable CC Affected Properties from the Properties for all purposes hereunder pursuant to Section 11.5. If Purchaser timely delivers such a termination notice, this Agreement shall terminate, the Deposit shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder other than those that expressly survive a termination of this Agreement. If Purchaser fails to timely deliver the termination notice, this Agreement shall continue in full force and effect, Purchaser shall purchase all Properties (including any CC Affected Properties) to the extent provided hereunder and the Purchase Price shall not be reduced but Seller shall be entitled to retain (i) all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to the Closing to restore the applicable Property) and (ii) all business interruption insurance proceeds (if any) payable with respect to the period prior to the Closing. Seller shall have no obligation to repair or restore the applicable Property. Purchaser shall be entitled to all business interruption insurance proceeds (if any) payable with respect to the period after the Closing. For the purposes of this Section 11.2, a “major casualty” shall mean a casualty or fire the cost of which to repair, as determined by a third-party contractor selected by Seller and approved by Purchaser (in Purchaser’s reasonable discretion), exceeds ten percent (10%) of the Single Property Relative Value for the applicable Property.

11.3    Minor Condemnation. If prior to the Closing, condemnation proceedings are commenced against all or any portion of any Property, and such proceedings reduce the value of the applicable Property by less than ten percent (10%) of the Single Property Relative Value for the applicable Property, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of and all condemnation awards payable to Seller or (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Seller prior to the Closing to restore such Property or in connection with the collection of the award).

11.4    Major Condemnation. If prior to the Closing, condemnation proceedings are commenced against all or any material portion of any Property and such proceedings are not covered by Section 11.3, Purchaser shall have the right, upon notice in writing to Seller delivered within fifteen (15) days after Seller gives Purchaser notice of such proceeding to (i) if there are four (4) or more CC Affected Properties in existence, terminate this Agreement or, (ii) if there are three (3) or fewer CC Affected Properties in existence, remove the applicable CC Affected Properties from the Properties for all purposes hereunder pursuant to Section 11.5. If Purchaser timely delivers such a termination notice, this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect, or is not entitled, to terminate this Agreement as set forth above, this Agreement shall continue in full force and effect, Purchaser shall purchase all Properties (including any CC Affected Properties) to the extent provided hereunder and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Seller prior to the Closing to restore the applicable Property or in connection with the collection of the award), as the case may be, and Seller shall have no obligation to repair or restore such Property.

11.5    Removal of Affected Property. If a major casualty or major condemnation occurs pursuant to Section 11.2 or Section 11.4, respectively, any Property affected by such casualty or condemnation shall be deemed to be a “CC Affected Property”. If at any time during the Executory Period, there is at least one (1) but no more than three (3) CC Affected Properties in existence, Purchaser may elect, by delivery of written notice to Seller, to remove any of such CC Affected Properties from the Properties for all purposes hereunder and such Property shall be deemed an “Excluded Property” hereunder, and (X) the Purchase Price shall be reduced as set forth in Section 2.2.3 below, (Y) this Agreement shall be deemed modified to exclude such Excluded Properties and all personal property pertaining thereto from the definition of Properties and (Z) Purchaser and Seller shall have no further obligations or liabilities with respect to such Excluded Properties hereunder other than those obligations and liabilities expressly stated to survive the termination of this Agreement; provided, that Purchaser may remove no more than three (3) Excluded Properties in the aggregate.

ARTICLE XII

STATE SPECIFIC PROVISIONS

12.1    Mississippi Withholding Tax. Solely with respect to each Property located in the State of Mississippi, Seller acknowledges and agrees to comply with the terms and provisions of Mississippi Code Section 27-7-308, regarding the withholding of a portion of the sales proceeds payable to a foreign Seller, including the preparation of withholding forms, affidavits and other certifications, as necessary.

12.2    ORS 93.040 Disclaimer. SOLELY WITH RESPECT TO EACH PROPERTY LOCATED IN THE STATE OF OREGON, THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE

PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

12.3    Pennsylvania Provisions. Solely with respect to the Property in Pennsylvania:

12.3.1    In addition to the deliverables set forth in Section 5.3 above, Purchaser shall execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent), at or prior to Closing, a countersigned counterpart of the Deed for each Property located in the Commonwealth of Pennsylvania, certifying as to Purchaser’s then-current address.

12.3.2    Seller has been informed that the zoning classification of the Property in Pennsylvania is R-5 (Residential). Seller and Purchaser acknowledge and agree that the foregoing shall not be deemed a representation or warranty by Seller, Purchaser shall make its own determination of the zoning classification of the Property in Pennsylvania and Seller shall have no liability under this Agreement or otherwise for any failure of the foregoing statement to be accurate.

12.3.3    Formal tender of an executed deed or of purchase money is hereby waived.

12.3.4    A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658 or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).

12.3.5    Notwithstanding anything in Section 13.3 below to the contrary, in the event that Purchaser assigns its rights under this Agreement, Purchaser shall be solely responsible for any additional realty transfer taxes assessed as a result thereof and shall pay such additional taxes and as when due. Seller shall have no liability for any realty transfer taxes, interest and penalties assessed based on any assignment of Purchaser’s interest under this Agreement, and Purchaser shall indemnify, defend and hold Seller harmless from any costs, liability or expense incurred by Seller in connection with an assignment of this Agreement by Purchaser, including, without limitation, any transfer taxes and legal fees incurred by Seller in connection therewith. Purchaser’s indemnity obligations under this Section 12.3.5 shall survive the Closing or earlier termination of this Agreement.

12.3.6    The parties acknowledge that the Act of May 25, 1939, P.L. 189, 69 P.S. §529, the Act of May 29, 1951, P.L. 508, 72 P.S. §1403(a), and the Act of March 4, 1971, P.L. 6, No. 2, 72 P.S. §7240, and their respective amendments (collectively, the “PA Bulk Sales Laws”)

may require that certain governmental agencies or authorities be notified in advance of the Closing Date of the proposed transfer of Glen Riddle by Seller to Purchaser, and in certain cases that Seller obtain and deliver to Purchaser a clearance certificate (the “Clearance Certificate”) evidencing the payment by Seller of certain taxes, assessments and contributions to the Commonwealth of Pennsylvania. The parties further acknowledge that, as a result of procedures for the administration of applications for such Clearance Certificate, and anticipated delays therein, it may not be reasonably possible for Seller to obtain and deliver such Clearance Certificate as of the date of Closing, or for some period of time thereafter. Seller shall be responsible for providing all notices to governmental agencies required under such laws, and Seller shall indemnify, defend, and hold Purchaser harmless from and against any and all losses, claims, damages and liabilities, including without limitation attorneys’ fees and costs of defense, which may be incurred by Purchaser by reason of Seller’s failure to pay any taxes or comply with the PA Bulk Sales Laws in accordance with Section 7.8.

12.4    New Hampshire Statutory Disclosures. Purchaser hereby agrees and acknowledges that Seller has disclosed to Purchaser each of the statutory disclosures set forth on Exhibit R annexed to this Agreement and, contemporaneously with the execution of this Agreement, delivers a signed Evidence of Disclosures & Receipt in the form annexed hereto as Exhibit R.

12.5    Texas Statutory Disclosures.

12.5.1    Municipal Utility District Notice. Purchaser hereby agrees and acknowledges that if any of the properties in Texas are subject to assessments by a municipal utility district, prior to Purchaser’s execution of this Agreement and again at Closing, Seller and Purchaser shall execute and acknowledge the appropriate notice required by Section 49.452 of the TEX. WATER CODE in the form annexed hereto as Exhibit T. Any notice required by this section shall be given to Purchaser prior to execution of this Agreement either separately or as an addendum or paragraph of this Agreement. At the Closing, a separate copy of such notice with current information shall be executed by Seller and Purchaser, acknowledged, and thereafter recorded in the deed records of the county in which such property is located.

12.5.2    Intentionally omitted

12.6    Florida Radon Disclosures. Purchaser acknowledges the following Radon Gas disclosures required by Florida Statutes Section 404.056, Subsection 5:

12.6.1    “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

12.7    California State Provisions.

12.7.1    Independent Consideration. Concurrently with Purchaser’s delivery of the Deposit to Escrow Agent, Purchaser shall deliver to Escrow Agent the sum of $100.00 (the “Independent Contract Consideration”), which shall immediately be released by Escrow Agent to Seller, and shall be accepted by Seller as the independent contract consideration for Seller’s execution and delivery of this Agreement and the rights extended to Purchaser hereunder. The Independent Contract Consideration is earned as of the execution hereof by Purchaser and Seller, and is nonrefundable under all circumstances, and shall be applied against the Purchase Price at Closing.

12.7.2    Natural Hazard Disclosure. Purchaser and Seller acknowledge that Seller may be required to disclose if any of the properties located in California lie within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Government Code Section 8589.3); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a high fire hazard severity zone (California Government Code Section 51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards (California Public Resources Code Section 4136); (v) an earthquake fault or special studies zone (California Public Resources Code Section 2621.9); or (vi) a seismic hazard zone (California Public Resources Code Section 2694). Purchaser acknowledges that Seller will employ the services of a natural hazard expert (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Purchaser in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

12.7.3    Energy Performance Disclosures. Purchaser acknowledges that Seller may be required to disclose certain information concerning the energy performance of the properties located in California pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Purchaser hereby waives any rights under the Energy Disclosure Requirements and further waives any claim relating to the sufficiency, accuracy or completeness of any information concerning the energy performance of the Properties located in California (collectively, the “Energy Disclosure Information”), that may have been delivered to Purchaser. Purchaser, on its behalf and on behalf of Purchaser Parties, hereby forever releases Seller and Seller Parties of any liability under the Energy Disclosure Requirements, including, without limitation, any liability of Seller or Seller Indemnified Parties’ arising as a result of Seller’s or Seller Indemnified Parties’ failure to provide to Purchaser the Energy Disclosure Information, or the delivery of inaccurate Energy Disclosure Information. Purchaser’s approval of the condition of the properties pursuant to the terms of this Agreement shall be deemed to be Purchaser’s approval of the energy performance and Energy Disclosure Information of the properties located in California.

12.7.4    Releases. THE RELEASE SET FORTH IN SECTION 6.2.4 ABOVE AND ANY OTHER RELEASES CONTAINED IN THIS AGREEMENT ARE, SUBJECT TO SELLER’S EXPRESS OBLIGATIONS, INTENDED TO BE FULL RELEASES OF ALL CLAIMS KNOWN AND UNKNOWN. PURCHASER HEREBY ACKNOWLEDGES THAT IT

HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

PURCHASER EXPRESSLY WAIVES ITS RIGHTS GRANTED UNDER CALIFORNIA CIVIL CODE SECTION 1542 AND ANY OTHER PROVISION OF LAW THAT PROVIDES A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT PURCHASER DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS AGREEMENT TO RELEASE SELLER.

SELLER AND PURCHASER HAVE EACH INITIALED THIS SECTION 12.7.4 TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12.7.4 SHALL SURVIVE THE CLOSING.

SELLER’S INITIALS	PURCHASER’S INITIALS

12.8    Georgia Provisions. Solely with respect to each Property located in the State of Georgia:

12.8.1    Purchaser shall be entitled to deduct and withhold three percent (3%) of Seller’s taxable gain allocated to the applicable Property and remit such withholdings to the Georgia Department of Revenue in compliance with O.C.G.A. Section 48-7-128.

12.8.2    Intentionally omitted

12.8.3    Seller shall deliver the Georgia Superior Court Clerk’s Cooperative Authority Form PT-61 (e-filing form).

12.9    Arizona Provisions. Seller shall within fifteen (15) days following the Closing (or sooner if required by law) file with ADOR all final tax returns for all transaction privilege (sales) taxes, excise taxes, use taxes, and other taxes arising from transactions occurring prior to or on the Closing, including any transaction privilege tax arising from the sale of the Property pursuant to this Agreement and owed by Seller under the speculative builder classification or owner-builder classification under Scottsdale Revised Code, Appendix C, Article IV,§§ 416 and 417, as applicable. Seller will indemnify, defend and hold harmless Purchaser and its affiliates from any and all losses, costs, charges or other liabilities relating to a breach of any of the covenants and agreements set forth in this Section 12.9, including, without limitation, as a result of Seller’s failure to pay any amounts that may be due hereunder. The terms and provisions of this Section 12.9 shall survive the Closing.

ARTICLE XIII

MISCELLANEOUS

13.1    Binding Effect of Agreement. This Agreement shall not be binding on any party hereto until executed by both Purchaser and Seller. Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement. Subject to the terms of Section 13.3, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2    Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.

13.3    Assignability. This Agreement (and any of the rights and obligations hereunder) is not assignable by any party without first obtaining the prior written approval of the other party; provided, that (i) transfers of direct or indirect equity interests in Purchaser shall be deemed to be an assignment of this Agreement for which Seller’s consent is required, (ii) Purchaser may assign any or all of its rights (but not obligations) hereunder to any one or more of its Affiliates without obtaining Seller’s prior written consent if the assignee is controlled by or under common control with ReNew Seahawk REIT LLC (“ReNew”) and (iii) a transfer of the direct or indirect interests in Purchaser shall be permitted without Seller’s consent if the Purchaser continues to be controlled by or under common control with ReNew. Any assignment in violation of this Section 13.3 shall be void and of no effect.

13.4    Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6    Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:	ReNew Seahawk REIT LLC One SeaGate, Suite 1500 Toledo, Ohio 43604 Attn: John Getchey Email: jgetchey@renewreit.com and to: ReNew Seahawk REIT LLC One SeaGate, Suite 1500 Toledo, Ohio 43604 Attn: Kathleen A. Kress Email: kkress@renewreit.com with a copy to (which shall not constitute notice to Purchaser hereunder):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attn: Andrew S. Epstein, Esq. and Jay L. Bernstein, Esq.

Email: andrew.epstein@cliffordchance.com and

jay.bernstein@cliffordchance.com

To Seller:	c/o New Senior Investment Group Inc. 1345 Avenue of the Americas New York, New York 10105 Attn: Lori Marino Email: lmarino@newseniorinv.com

with a copy to:	Fried, Frank, Harris, Shriver and Jacobson LLP One New York Plaza New York, New York 10004 Attention: Patrick Dowd, Esq. Email: patrick.dowd@friedfrank.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Fidelity National Title Insurance Company 399 Sturges Avenue Mansfield, Ohio 44903 Attention: Suzanne A. Rippel Email: suzanne.rippel@fnf.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser and Seller shall submit to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of Purchaser and Seller shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or Seller is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or Seller’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction. Notwithstanding the foregoing, any actions may be brought in the courts of the State in which any Property is located as necessary to enforce any judgment of a court referenced in this Section 13.7.

13.8    Guarantor. Notwithstanding anything to the contrary contained in this Agreement, New Senior Investment Group Inc. (“Guarantor”), by its execution of this Agreement solely for purposes of this Section 13.8, does hereby guaranty, and agree to be jointly and severally liable with Seller, for Seller’s obligations pursuant to Article IX. Purchaser shall have the right to proceed directly against Guarantor with respect to any such obligations (but without any obligation to bring a claim). Guarantor is an indirect owner of each Seller, will derive substantial benefits from the transactions described in this Agreement and acknowledges that the execution of this Section 13.8 is a material inducement and condition to the Purchaser’s execution of the Agreement. Guarantor represents and warrants that it has the legal right, power, authority and capacity to execute this Agreement, that such execution does not violate any other agreement or instrument by which Guarantor is bound, and that this Agreement is binding and enforceable against Guarantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Guarantor unconditionally, to the greatest extent permitted by law, waives any guarantor, suretyship or other defenses that might otherwise be available to Guarantor with respect to the obligations under this Agreement. Guarantor’s liability under this Agreement (i) is a guaranty of payment and performance of the obligations hereunder, and is not a guaranty of collection or collectability; (ii) is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever, without regard to the validity or enforceability of the obligations of any Seller and Guarantor is, and shall be, fully obligated under this Agreement even if no Seller had any liability at the time it became obligated under this Agreement or if any Seller later ceases to be liable hereunder, whether pursuant to bankruptcy or other insolvency or applicable moratorium, fraudulent conveyance, preferential transfer and similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the application of equitable principles in any proceeding, whether at law or in equity.

Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defense, counterclaim, set-off or deduction against the obligations of Guarantor or any Seller under this Agreement, whether or not available to Seller. Guarantor waives: (x) any right to require Purchaser to: (A) proceed first against any Seller or other guaranty or indemnitor before proceeding against Guarantor with respect to the obligations pursuant to this Section 13.8; or (B) pursue any other right or remedy for Guarantor’s benefit; and (y) any guarantor, suretyship or other defenses that might otherwise be available to Guarantor with respect to the obligations under this Agreement, all diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment and acceptance of this Agreement. Guarantor’s liability with respect to Seller’s Representations shall be limited as follows: (i) with respect to all Seller’s Representations (other than Fundamental Representations and Tax Representations), Guarantor’s liability under this Section 13.8 shall expire on the Outside Claim Date, except with respect to any claim pending on such date for which Guarantor’s liability shall terminate upon the full and final resolution of such claims and Guarantor’s liability shall not exceed the Seller Liability Cap with respect to all claims related to such Seller’s Representations in the aggregate and (ii) with respect to Fundamental Representations and Tax Representations, Guarantor’s liability under this Section 13.8 shall expire on the date which is five (5) years following the Closing Date, except with respect to any claim pending on such date for which Guarantor’s liability shall terminate upon the full and final resolution of such claim and Guarantor’s liability shall not exceed the Purchase Price with respect to all claims related to Fundamental Representations and Tax Representations in the aggregate.

13.9    Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.10    Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, the signature of the Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Article III.

13.11    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12    Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

13.13    Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.14    Confidentiality/Press Releases. Each party hereto agrees that this Agreement, the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Properties (or any portion thereof), Purchaser and/or Seller or their respective Affiliates (or direct or indirect owners, partners, members, officers and/or employees) shall be, and be kept, confidential, and shall not be disclosed or otherwise released to any other Person (other than by any party to such party’s Affiliates, provided that such party shall be responsible and liable to the other party for any breach of this Section 13.14 by its Affiliates), without the written consent of Purchaser or Seller, as applicable. Any information obtained by Purchaser in the course of its inspection of Properties, and any Seller’s Deliveries or Third-Party Reports, in each case that is proprietary to Seller (including, without limitation, Licensing Surveys and any information regarding Seller’s operating results from the Properties) shall be confidential and Purchaser shall be prohibited from making public or disclosing such information to any other Person, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The obligations of the parties hereunder shall not apply in the following instances:

(i)    to the extent that the disclosure of information otherwise determined to be confidential is required by legal requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (A) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (B) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof;

(ii)    the disclosure of confidential information to any financial advisors, other professional advisors, title insurance companies, insurance companies, shareholders, direct and indirect owners, partners, members, officers and/or employees, investors and lenders (both actual and potential) of a party who are otherwise bound by a duty of confidentiality to such party, or if not, provided that such party shall be responsible and liable to the other party for any breach of this Section 13.14 by any such Person to whom it discloses such information; and

(iii)    Purchaser (or any of its Affiliates) shall have the right to disclose such confidential information as is required to be disclosed in connection with Purchaser’s (or any of its Affiliates’) quarterly earnings results or financing activities.

13.15    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

13.16    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.17    Time Periods. Should the last day of a time period contemplated by this Agreement fall on a day other than a Business Day, the next Business Day thereafter shall be considered the end of the time period.

13.18    No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Agreement is entered into by Seller, and Purchaser agrees that none of the Seller Indemnified Parties (other than Seller, and then subject to the terms of Article IX and, in the aggregate, only to the extent of the Seller Liability Cap) shall have any personal liability under this Agreement or any document executed in connection with the Transactions. Seller agrees and acknowledges that none of Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any document executed in connection with the Transactions.

13.19    No Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

13.20    Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.21    Survival. The provisions of Section 3.3, Section 4.1.1, Article X, Section 12.3.5, Section 13.21, and this Article XIII shall survive the termination of this Agreement to the extent set forth in each such provision. The provisions of Section 2.2, Section 4.5, Article V, Section 6.2, Section 7.1.10.4, Section 7.1.10.5, Section 7.2, Section 7.6, Section 7.8, Article IX, Section 12.3.5, Section 12.7.4, Section 12.9, and this Article XIII shall survive the Closing to the extent set forth in each such provision.

13.22    Multiple Purchasers. As used in this Agreement, the term “Purchaser” includes all entities acquiring any interest in any Property at the Closing. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder. If Seller delivers notice to one Purchaser hereunder, such notice shall be deemed delivered to each Purchaser.

13.23    Multiple Sellers. As used in this Agreement, the term “Seller” includes all entities selling any interest in any Property at the Closing. In the event that “Seller” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Seller hereunder. If Purchaser delivers notice to one Seller hereunder, such notice shall be deemed delivered to each Seller.

13.24    WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

13.25    Principles of Construction. Unless otherwise specified, (i) all references to sections, exhibits and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, and (iv) the word “including” means “including but not limited to,”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty, covenant and agreement contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, covenant or agreement.

13.26    Post-Closing Cooperation. Purchaser agrees that, following the Closing and for a period of three (3) years (the “Tail Period”), Purchaser shall reasonably cooperate with Seller, Seller’s insurance provider, and their respective designees and consultants (the “Insurance Parties”), at no cost to Purchaser, in connection with the resolution of any claims made by Seller or its Affiliates pursuant to Seller’s Tail Policy. In connection with the foregoing, during the Tail Period, (i) Purchaser shall provide access to the Insurance Parties to the books and records of the Purchaser relating to the Properties and any assignee of Purchaser’s rights and interest in the Properties upon reasonable advance request and during business hours, as may reasonably be required in connection with the resolution of any claims pursuant to Seller’s Tail Policy, and (ii) to the extent acquired by Purchaser, Purchaser shall retain all resident files (including medical records), employee personnel files, policies and procedures applicable to the period prior to Closing. This Section 13.27 shall survive the Closing for a period of three (3) years.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

Desert Flower Owner LLC,

Desert Flower Leasing LLC,

Orchard Park Owner LLC,

Orchard Park Leasing LLC,

Sunshine Villa Owner LLC,

Sunshine Villa Leasing LLC,

Willow Park Owner LLC,

Willow Park Leasing LLC,

Sheldon Park Owner LLC,

Sheldon Park Leasing LLC,

Canyon Creek Owner LLC,

Canyon Creek Leasing LLC,

Heritage Place Owner LLC,

Heritage Place Leasing LLC,

Golden Living Taylorsville Owner LLC,

Golden Living Taylorsville Leasing LLC,

NIC Courtyards Owner LLC,

NIC Courtyards Leasing LLC,

NIC 7 Glen Riddle Owner LLC,

NIC 7 Glen Riddle Leasing LLC,

NIC 10 Barkley Place Owner LLC,

NIC 10 Barkley Place Leasing LLC,

NIC 15 Kirkwood Corners Owner LLC,

NIC 15 Kirkwood Corners Leasing LLC,

NIC 15 Pine Rock Manor LLC,

NIC 15 Pine Rock Manor LLC,

NIC 15 Pines of New Market Owner LLC,

NIC 15 Pines of New Market Owner LLC,

NIC 18 Gardens Owner LLC,

NIC 18 Gardens Leasing LLC,

NIC 4 Courtyards of New Bern Owner LLC,

NIC 4 Courtyards of New Bern Leasing LLC,

NIC 4 Summerfield Owner LLC,

NIC 4 Summerfield Leasing LLC,

NIC 4 Village Place Owner LLC,

NIC 4 Village Place Leasing LLC,

NIC 4 Sunset Lake Owner LLC,

NIC 4 Sunset Lake Leasing LLC,

NIC 4 Royal Palm Owner LLC,

NIC 4 Royal Palm Leasing LLC,

NIC 19 Raintree Owner LLC,

NIC 19 Raintree Leasing LLC,

NIC 19 Powell Owner LLC,

NIC 19 Powell Leasing LLC,

SNR 25 Legacy at Georgetown Owner LLC,

SNR 25 Legacy at Georgetown Leasing LLC,

SNR 25 Legacy at Bear Creek Owner LLC,

SNR 25 Legacy at Bear Creek Leasing LLC,

NIC 20 Grand View Owner LLC,

NIC 20 Grand View Leasing LLC,

SNR 23 Grace Manor Owner LLC,

SNR 23 Grace Manor Leasing LLC,

SNR 23 Ivy Springs Owner LLC,

SNR 23 Ivy Springs Leasing LLC,

NIC 17 Windsor Owner LLC and

NIC 17 Windsor Leasing LLC

By:	/s/ Lori B. Marino
Name:	Lori B. Marino
Title:	Executive Vice President, General Counsel & Secretary

PURCHASER:

ReNew Seahawk REIT LLC, a Delaware limited liability company

By:	/s/ Steven W. Schroeder
Name:	Steven W. Schroeder
Title:	Authorized Signatory

263 Glen Riddle Road LLC, a Delaware limited liability company

By:	/s/ Steven W. Schroeder
Name:	Steven W. Schroeder
Title:	Authorized Signatory

For purposes of Section 13.8 only

GUARANTOR:
New Senior Investment Group Inc., a Delaware corporation

By:	/s/ Lori B. Marino
Name:	Lori B. Marino
Title:	Executive Vice President, General Counsel & Secretary

JOINDER BY ESCROW AGENT

Fidelity National Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser as of October 31, 2019, and accepts the obligations of the Escrow Agent as set forth herein.

ESCROW AGENT:
FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Suzanne A. Rippel
Name:	Suzanne A. Rippel
Title:	AVP

ANNEX 1

DEFINED TERMS

“Access Agreement” means that certain Access Agreement by and between New Senior Investment Group (an Affiliate of Seller) and ReNew REIT LLC (an Affiliate of Purchaser).

“Accounts Receivable” means, collectively, accounts receivable, credit balances with regard to unbilled work in process, but expressly excluding Uncollected Rents and any reimbursement amounts payable pursuant to a Governmental Program.

“Action” means any lawsuit, claim, suit, litigation, labor dispute, arbitration, mediation, investigation or other action or proceeding.

“ADA” shall have the meaning set forth in Section 6.2.7.

“Adjustment Date” shall have the meaning set forth in Section 5.5.

“ADOR” shall have the meaning set forth in Section 5.2.13.1.

“Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Affiliate Agreements” means any agreements or arrangements between any Seller, on the one hand, and any Seller, any Affiliate thereof or any entity in which New Senior Investment Group owns more than a 10% interest, on the other hand, that binds or otherwise affects any Property or any portion thereof.

“Agreed Appraisal” shall have the meaning set forth in Section 7.7.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“ALF” means assisted living facility.

“Ancillary Documents” means the agreements, instruments and documents contemplated by Sections 5.2 and 5.3.

“Assigned Contracts” means the contracts set forth on Exhibit M together with any Violations Cure Contracts that are assigned pursuant to Section 4.8.2 and any Property Contracts entered into in connection with Capital Improvement Projects that Purchaser elects to assume prior to Closing.

“Assignment of Lease” means that certain assignment of lease with respect to the Glen Riddle Lease in the form of Exhibit Q attached hereto.

“Assignment of Management Agreement” shall have the meaning set forth in Section 7.1.10.2.

“Barkley Project” shall have the meaning set forth in Section 7.9.

“Basket Amount” shall have the meaning set forth in Section 9.4.1.

“Business” means the business of the Properties as conducted on the Effective Date, including, without limitation, licensed ALF operations.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the any state in which any Property is located.

“CC Affected Property” shall have the meaning set forth in Section 11.5.

“Closing” means, with respect to each Property, the consummation of the purchase and sale and related Transactions with respect to the applicable Property in accordance with the terms and conditions of this Agreement.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Closing Statement” shall have the meaning set forth in Section 5.2.7.

“CMS” means United States Department of Health and Human Services, Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Commercial Lease” means all real property leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of space or facilities at any Properties or any portion of any Property and which are in force as of the Closing Date, other than any Resident Agreement with any Resident.

“Control” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, actual losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses (but excluding costs of investigation)); provided, however, Damages specifically excludes punitive, incidental, consequential, special or indirect damages, including without limitation business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value.

“Data Site” means the data room titled “Project Seahawk Data Room” located at https://app.box.com/folder/81600183681?utm_source=trans&utm_campaign=collab%2Bauto%20accept%20user as the same existed at 7:00 p.m. on the date that is one Business Day prior to the Effective Date.

“Deed” means a deed in the applicable form for such jurisdiction attached hereto as Exhibit S.

“Deferred Closing” shall have the meaning set forth in Section 5.1.3.

“Deposit” shall have the meaning set forth in Section 2.2.1.

“Deposit Escrow Account” shall have the meaning set forth in Section 3.3.1.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Energy Disclosure Information” shall have the meaning set forth in Section 12.7.3.

“Energy Disclosure Requirements” shall have the meaning set forth in Section 12.7.3.

“Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws relating to pollution, the environment, natural resources, exposure of any Person to Hazardous Materials, or the protection of human health or endangered or threatened species, or the actual or threatened Releases, discharges or emissions into the environment or within structures, as in effect on the Effective Date together with their implementing regulations and guidelines as of the Effective Date, and all state, regional, county, municipal and other local laws, regulation and ordinances that are equivalent or similar to the federal laws recited above in effect as of the Effective Date.

“EP Percentage” shall have the meaning set forth in Section 2.2.3.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.

“Excluded Assets” means (i) Excluded Permits, (ii) any Property Contracts (other than the Assigned Contracts), (iii) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (iv) refunds, rebates, claims, proceeds and awards, or any interest thereon, for periods or events occurring prior to the Closing Date, (v) utility and other deposits, (vi) insurance or other prepaid items, (vii) Seller’s proprietary books and records, (viii) any right, title or interest in or to the Seller Marks, and (ix) any Excluded Property.

“Excluded Permits” means those Permits which, under applicable Law, are nontransferable.

“Excluded Property” means any Property designated as an “Excluded Property” pursuant to Section 4.8.3, 5.1.2 and 11.5.

“Excluded Violations Cure Contract” shall have the meaning set forth in Section 4.8.3.

“Executory Period” shall have the meaning set forth in Section 4.1.1.

“Facility” shall mean each ALF operated on each of the Properties.

“Failed License Property” shall have the meaning set forth in Section 5.1.2.

“FHA” shall have the meaning set forth in Section 6.2.7.

“Florida Generator Projects” shall have the meaning set forth in Section 7.11.

“Fundamental Representations” shall have the meaning set forth in Section 9.1.

“General Assignment” shall have the meaning set forth in Section 5.2.3.

“Glen Riddle” means that certain Property commonly known as “Glen Riddle” having an address of 263 Glen Riddle Road, Media, PA 19063.

“Glen Riddle Lease” means that certain Lease dated as of May 23, 1997 by and between The Residence at Glen Riddle, LP, as successor-in-interest to Senior Quarters at Glen Riddle, L.P., as lessee, and Thomas F. Pietras and Anna Marie Pietras, as lessor, as assigned by that certain Lease Assignment and Assumption Agreement, dated as of August 1, 2013, by and between The Residence at Glen Riddle, LP, as assignor, and NIC 7 Glen Riddle Owner LLC, as assignee (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof).

“Glen Riddle Leased Property” shall have the meaning set forth in the recitals.

“Governmental Authority” means, individually and collectively, any federal, state, municipal, local or foreign government, including each of their respective branches, departments, agencies, commissions, boards, bureaus, courts, instrumentalities or other government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational, including without limitation CMS.

“Governmental Program” means any Federal, state or local governmental reimbursement programs administered through a Governmental Authority or contractor thereof (including a Governmental Program Payor), including without limitation the Medicaid program or any successor program.

“Governmental Program Payor” means a Payor which has a contract with a Governmental Authority to arrange for the provision of health care and/or related services to Governmental Program beneficiaries, and who receives reimbursement from a Governmental Authority to do so, and without limitation includes Payors under such contracts with State Medicaid programs.

“Hazardous Materials” means any substance, material, chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, wastes and any “hazardous substance,” “hazardous waste,” “pollutant,” or “contaminant” as defined under Environmental Laws, including lead, asbestos, friable materials and polychlorinated biphenyls or any other material regulated under, or that could cause liability under, Environmental Laws.

“Improvements” means all buildings and improvements located on the Land.

“Indebtedness” means all debts, liabilities, commitments, obligations and guaranties, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, matured or unmatured, joint or several, due or to become due, vested or unvested, executory, fixed, determined or determinable.

“Indemnified Person” shall have the meaning set forth in Section 9.5.

“Indemnifying Person” shall have the meaning set forth in Section 9.5.

“Independent Contract Consideration” shall have the meaning set forth in Section 12.7.1.

“Interim Arrangement” shall have the meaning set forth in Section 7.1.10.2.

“Initial Closing” shall have the meaning set forth in Section 5.1.3.

“Initial Extended Date” shall have the meaning set forth in Section 5.1.1.

“Inspection Violation Event” shall have the meaning set forth in Section 4.8.2.

“Land” means, collectively, all of those certain tracts of land described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

“Law” or “Laws” means all applicable local, Federal and state laws, statutes, rules, regulations, ordinances and any amendments thereto, as well as each, any, and all legal directives, orders, and any amendments thereto, of all local, Federal, state and other governmental and regulatory bodies, including any Governmental Authority, administrative tribunals, and courts which have jurisdiction over the operation and conduct of the Business.

“Lender Appraisal” shall have the meaning set forth in Section 7.7.

“Licensing Applications and Notices” shall have the meaning set forth in Section 7.1.10.1.

“Licensing Surveys” means survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued by the applicable Governmental Authority with respect to any Property in respect of any Operating Licenses.

“Liquidity Covenant End Date” shall have the meaning set forth in Section 9.5.6.

“Management Agreements” means, collectively, the management agreements set forth on Schedule II.

“Managers” means, collectively, the managers set forth on Schedule II.

“Material Adverse Effect” means any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had or would have a materially adverse effect on the use, value or operation of the Properties, taken as a whole.

“Medicaid” means Title XIX of the Social Security Act, including the Medicaid waiver programs under Sections 1115, 1915(b), 1915(c) of the Social Security Act or under other applicable authorities.

“Miscellaneous Property Assets” means all warranties, plans, drawings, books, records, resident records and other items of intangible personal property maintained in any form or format, by Seller relating to the ownership or operation of the Properties and owned by Seller.

“Monetary Lien” means judgment liens against Seller, tax liens (except for the lien of real estate taxes not yet due and payable as of the Closing Date), broker’s liens, any mechanic’s, materialmen’s or similar liens or other liens, encumbrances or other matters removable by the payment of money, in each case recorded against, or otherwise affecting, any Property, in all cases to the extent such lien is (x) not caused by Purchaser or any Purchaser Party and (y) not the responsibility of a tenant under a Commercial Lease to remove. In no event shall any Must Cure Exception constitute a Monetary Lien.

“Mortgage” shall have the meaning set forth in Section 4.4.1.

“Must Cure Exception” means any matter listed on Schedule III attached hereto.

“Natural Hazard Expert” shall have the meaning set forth in Section 12.7.2.

“New Exception” shall have the meaning set forth in Section 4.6.

“New Exception Review Period Expiration Date” shall have the meaning set forth in Section 4.6.

“No-Approval Required Licenses” shall have the meaning set forth in Section 7.1.10.1.

“Notice of Claim” and “Noticed Claim” shall have the meaning set forth in Section 9.4.2.

“Notice of Third Party Claim” shall have the meaning set forth in Section 9.5.1.

“OpCo Seller” shall have the meaning set forth in the preamble.

“Operating Licenses” means the Permits required by Governmental Authorities in order to operate each Property, and all certificates of need or certificates of authority required by any Governmental Authority to operate the applicable Property.

“Original Scheduled Closing Date” shall have the meaning set forth in Section 5.1.

“Outside Claim Date” shall have the meaning set forth in Section 9.1.

“Outstanding Removal Cap Matter” shall have the meaning set forth in Section 4.4.2.

“PATRIOT ACT” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Payor” means any third party, which is not a Governmental Authority, and which provides for reimbursement to Seller for health care and/or    services rendered or to be rendered to a Resident, and without limitation includes a health insurer, a health maintenance organization, and any managed care organization not licensed as either of the foregoing, and which includes any Governmental Program Payor.

“Permits” means all licenses, agreements, provider numbers, approvals, accreditation, orders, no objection letters, certificate, permits, clearances, and other consents, approvals and authorizations issued by or required by any Governmental Authority, or by any Person or Payor necessary to operate (including post-Closing to the extent permitted) each Property as a senior living facility and as currently operated in the ordinary course including, without limitation, any and all such consents and authorizations in connection with, utilized by, or necessary for each Property to secure reimbursement for ALF and related services from any Governmental Program, including without limitation provider agreements with and provider numbers under the Medicaid (including its fiscal intermediaries) program, and from any Payor, including without limitation any Governmental Program Payor.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a Governmental Authority, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Property” means all furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible and intangible personal property located on the Land or in the Improvements, to the extent transferable, and used exclusively in connection with the operation of all or any part of any one or more of the Properties, including without limitation, the Miscellaneous Property Assets; provided, however, that the term “Personal Property” specifically excludes (i) assets that are not owned by Seller (including, without limitation, assets owned or leased by any Resident, tenant, guest, employee or other person furnishing goods or services to one or more Properties), (ii) assets leased by Seller (except pursuant to the Glen Riddle Lease), and (iii) assets owned by Seller but not used exclusively for the business or operation of one or more Properties. In addition, the term “Personal Property” specifically excludes (i) all mobile and personal communication devices, including, without limitation all cellular phones, smartphones, tablets, phablets, netbooks and check and credit card scanning devices and (ii) desktop, laptop and peripheral computers and data storage devices together with related electronic devices, accessories, printers (other than any copier machines owned by Seller), monitors and keyboards other than computer equipment necessary to operate security or gate systems at the Properties. Seller shall have the right to remove any software or data from any computer equipment at the Properties that it determines to be proprietary or confidential.

“Post-Closing Violations Escrow” shall have the meaning set forth in Section 4.8.2.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), the PATRIOT ACT or any other applicable Laws relating to terrorism or money laundering; (b) a person or entity directly owned or controlled, or to its knowledge, indirectly controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is, to its knowledge, affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“PropCo Seller” shall have the meaning set forth in the preamble.

“Properties” means, individually or collectively as the context may require, (a) each of the Lands and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to each of the Lands and Improvements, (b) all rights, title, interest and privileges, if any, whether legally or beneficially held, in and to any and all Assigned Contracts, Resident Agreements, and Permits, to the extent such Permits are, with or without consent, assignable or transferable (other than Excluded Permits), and the right, if any, of Seller in and to the Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Properties and/or used exclusively in the operation of the Properties (including, but not limited to, business records and motor vehicles used by Seller or any of its Affiliates exclusively in connection with the operation of any Property), but specifically excluding the Excluded Assets; provided that, in no event shall an Excluded Property be deemed a Property hereunder.

“Property Appraisals” means (i) with respect to any Property that is intended to be subject to financing at Closing, the Lender Appraisal, and (ii) with respect to any other Property, the Agreed Appraisal.

“Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, and similar contracts, regardless of whether entered into by Seller, Manager, or an Affiliate of either, which relate exclusively to the ownership, maintenance, on-going repair and/or operation of, or otherwise bind the owner of, one or more of the Properties (or any portion thereof), whether or not assignable by their terms, including any Commercial Lease, but specifically excluding (i) any Resident Agreements, (ii) any national contracts entered into by Seller, Manager, or any Affiliate of Seller relating to any Property and other facilities that are not included in such Property and (iii) any Management Agreement.

“Property Contracts List” shall have the meaning set forth in Section 6.1.4.

“Property Employees” means the employees employed by the Manager at each Property.

“Property Statements” means the statements identified in Schedule 6.1.17, including the notes and schedules thereto.

“Proratable Items” shall have the meaning set forth in Section 5.4.1.

“Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Properties pursuant to Section 2.2.

“Purchase Price Reduction Percentage” shall have the meaning set forth in Section 2.2.3.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Appraisal” shall have the meaning set forth in Section 7.7.

“Purchaser Default” shall have the meaning set forth in Section 10.1.

“Purchaser Exclusion Election” shall have the meaning set forth in Section 4.8.3.

“Purchaser Indemnifiable Damages” shall have the meaning set forth in Section 9.3.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Purchaser Knowledge Individuals” shall have the meaning set forth in Section 6.3.7.

“Purchaser Licensing Extension” shall have the meaning set forth in Section 5.1.

“Purchaser Parties” shall have the meaning set forth in Section 4.1.1.

“Purchaser’s Bring Down Certificate” shall have the meaning set forth in Section 5.3.4.

“Purchaser’s Knowledge” shall have the meaning set forth in Section 6.3.

“Purchaser’s Lender” shall mean a lender to Purchaser or its Affiliates that intends to make a loan secured by one or more of the Properties.

“Purchaser’s Representations” shall have the meaning set forth in Section 6.3.

“Records Hold Period” shall have the meaning set forth in Section 5.7.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Removal Cap Amount” shall have the meaning set forth in Section 4.4.2.

“Removal Cap Matters” shall have the meaning set forth in Section 4.4.2.

“Remove” means, with respect to any matter disclosed in the Title Documents, that Seller causes the Title Company to remove or fully affirmatively insure (without additional cost to the Purchaser) over such matter as an exception to the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available, at the sole discretion of Seller, in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rent Roll” shall have the meaning set forth in Section 6.1.8.

“Required Consents” shall have the meaning set forth in Section 6.1.14.

“Required License Approval” shall have the meaning set forth in Section 7.1.10.1.

“Resident” means any individual entitled to occupy any Property under a Resident Agreement.

“Resident Agreements” means all leases, subleases and other occupancy contracts, whether or not of record which provide for the use or occupancy of residential space or facilities in any Property and which are in effect, with respect to such Property.

“Resident Agreements Assignment” shall have the meaning set forth in Section 5.2.4.

“Scheduled Closing Date” shall have the meaning set forth in Section 5.1.

“Seller” shall have the meaning set forth in the introductory paragraph.

“Seller Appraisal” shall have the meaning set forth in Section 7.7.

“Seller Cap Notice” shall have the meaning set forth in Section 4.8.3.

“Seller Default” shall have the meaning set forth in Section 10.2.

“Seller Delivery Date” shall have the meaning set forth in Section 7.1.10.1.

“Seller Failed License Action” shall have the meaning set forth in Section 10.1.

“Seller Funding Election” shall have the meaning set forth in Section 4.8.3.

“Seller Indemnifiable Damages” shall have the meaning set forth in Section 9.2.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller Knowledge Individuals” shall have the meaning set forth in Section 6.2.

“Seller Liability Cap” shall have the meaning set forth in Section 9.4.1.

“Seller Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Manager, or any Affiliate of Seller or Manager in the marketing, operation or use of any Property (or in the marketing, operation or use of any other properties managed by the Manager or owned by Seller or an Affiliate of either Manager or Seller).

“Seller’s Bring Down Certificate” shall have the meaning set forth in Section 5.2.6.

“Seller’s Deliveries” means all due diligence information delivered by Seller to Purchaser under the Access Agreement, including, without limitation, all information posted on the Data Site.

“Seller Expired License” shall have the meaning set forth in Section 7.1.10.3.

“Seller’s Knowledge” shall have the meaning set forth in Section 6.2.

“Seller’s Representations” means the representations and warranties set forth in Section 6.1, in each case as modified by the Disclosure Schedules in accordance with the first paragraph of Article VI.

“Seller Termination Notice” shall have the meaning set forth in Section 7.1.10.5.

“Single Property Appraised Value” means the appraised value of a Property set forth in the applicable Property Appraisal; provided, that if a Property Appraisal is not available on the date of determination of the Single Property Appraised Value as required herein, the Single Property Appraised Value for such Property shall be the Agreed Appraisal.

“Single Property Relative Value” means, with respect to a particular Property, the product obtained by multiplying: (a) the fraction expressed as a percentage: (i) the numerator of which is the Single Property Appraised Value of such Property; and (ii) the denominator of which is the Total Appraised Value; and (b) the Purchase Price.

“Surveys” shall have the meaning set forth in Section 4.2.

“Tax Certiorari Proceeding” shall have the meaning set forth in Section 7.4.

“Tax Representations” shall have the meaning set forth in Section 9.1.

“Taxes” means any United States federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party Claim” shall have the meaning set forth in Section 9.5.1.

“Third Party Payor Program” shall have the meaning set forth in Section 6.1.15(b).

“Third-Party Reports” means any reports, studies or other information prepared or compiled for Seller or Purchaser by any consultant or other third-party in connection with Purchaser’s investigation of the Properties including, without limitation, all leases, surveys, title policies, zoning reports, environmental reports, licensing, plans and specifications, service contracts, and other contracts and agreements with respect to any Property as Purchaser shall reasonably request.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 2.2.1.

“Title Documents” shall have the meaning set forth in Section 4.2.

“Title Policy” means, with respect to each Property, a standard American Land Title Association owner’s 2016 title insurance policy or for any Property located in the State of Texas, a Texas (Form T-1) Owner’s Policy of Title Insurance, in each case for the applicable Land and Improvements issued by the Title Company pursuant to the applicable Title Commitment, using the current policy jacket customarily provided by the Title Company, in an amount equal to that portion of the Purchase Price allocated to real property relating to such Property pursuant to a Property Appraisal, subject only to the Permitted Exceptions.

“Title Update” shall have the meaning set forth in Section 4.6.

“Total Appraised Value” means the aggregate amount of all Single Property Appraised Values.

“Transactions” means any and all transactions contemplated by the terms of this Agreement, including, without limitation, the Ancillary Documents.

“Uncollected Rents” means all rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Residents under the Resident Agreements, and any income and revenues from any portion of the Properties (including in connection with any Commercial Lease) due and payable, and attributable to the period, prior to the Closing Date but which has not been collected by Seller as of the Closing Date.

“Violation” shall have the meaning set forth in Section 6.1.10.

“Violations Cure Cap” shall have the meaning set forth in Section 4.8.2.

“Violations Cure Contract” shall have the meaning set forth in Section 4.8.2.

“Voluntary Encumbrances” shall have the meaning set forth in Section 4.4.3.

“Windsor Insured Projects” shall have the meaning set forth in Section 5.4.10.